Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among:
Volcano Corporation,
a Delaware corporation;
Corazon Acquisition, Inc.,
a Texas corporation
CardioSpectra, Inc.,
a Texas corporation;
Christopher E. Banas,
as Shareholders’ Representative; and
Paul Castella,
as Shareholders’ Representative

Dated as of December 7, 2007

-i-

(CONTINUED)

-ii-

(CONTINUED)

-iii-

(CONTINUED)

-iv-

(CONTINUED)

-v-

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (“Agreement”) is made and entered into as of December 7, 2007, by and among: Volcano Corporation, a Delaware corporation (“Parent”); Corazon Acquisition, Inc., a Texas corporation and a wholly owned subsidiary of Parent (“Merger Sub”); CardioSpectra, Inc., a Texas corporation (the “Company”); and Christopher E. Banas and Paul Castella, as the Shareholders’ Representatives (each, a “Shareholders’ Representative,” and together the “Shareholders’ Representatives”). Certain other capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     Whereas, the Boards of Directors of each of Parent, Merger Sub, and the Company deem it advisable and in the best interest of such entity and its respective stockholders that Parent acquire the Company in order to advance the long-term business interests of Parent and the Company (provided that the Company’s Board of Directors has not made this determination with respect to any entity other than the Company);
     Whereas, the acquisition by Parent of the Company shall be effected in accordance with the Texas Business Corporation Act (the “TBCA”) and the Texas Business Organization Code (the “TBOC”) and the terms of this Agreement through a transaction in which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving corporation in the Merger and becoming a wholly owned subsidiary of Parent (the “Surviving Corporation”);
     Whereas, the Board of Directors of the Company (i) has unanimously determined that the Merger is advisable and consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of the Company and its shareholders, (ii) has unanimously determined that this Agreement is advisable and has approved this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) has unanimously determined to recommend that the shareholders of the Company approve this Agreement.
     Whereas, the Board of Directors of Parent (i) has unanimously determined that the Merger is advisable and consistent with and in furtherance of the long-term business strategy of Parent and is fair to, and in the best interests of, Parent and its stockholders and (ii) has unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement.
     Whereas, each employee of the Company set forth on Exhibit B (each, a “Key Employee”) will execute and deliver to Parent a Non-Competition Agreement in a form to be agreed upon between Parent and the Key Employees and to be attached hereto as Exhibit C and an Offer Letter or Consulting Agreement in a form reasonably satisfactory to Parent, in each case prior to the Closing.

1.

     Whereas, as an inducement to Parent to enter into this Agreement, concurrently herewith the shareholders of the Company set forth on Exhibit D (each, a “Key Shareholder”) have entered into an agreement with Parent, in the form attached hereto as Exhibit E (a “Voting Agreement”), pursuant to which each such person has agreed, among other things, to vote to shares of Company Capital Stock owned by such person to approve this Agreement and the transactions contemplated hereby as well as the Company Charter Amendment.
     The parties to this Agreement agree as follows:
1. Description of Merger.
     1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the Surviving Corporation.
     1.2 Effect of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the TBCA and the TBOC.
     1.3 Closing; Effective Time. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward Kronish llp, 4401 Eastgate Mall, San Diego, California 92121 at 10:00 a.m. Pacific Time on a date to be mutually agreed upon by Parent and the Company which shall not be more than three (3) business days after the date on which the last of the conditions set forth in Sections 7 and 8 (other than conditions which by their terms must be satisfied as of the Closing Date) has been satisfied or waived, or such other time and/or place as may be mutually agreed upon by Parent and the Company. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.” Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate/articles of merger or other appropriate documents conforming to the requirements of the TBCA and the TBOC (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Texas. The Merger shall become effective upon the acceptance and filing of the Certificate of Merger with the Secretary of State of the State of Texas or such other date and time as may be mutually agreed by Parent and the Company and included in the Certificate of Merger (the “Effective Time”).
     1.4 Articles of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time:
          (a) the Articles of Incorporation of the Surviving Corporation shall be amended as of the Effective Time substantially in the manner set forth on Exhibit 1.4(a) attached hereto;
          (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to substantially conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

2.

          (c) the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.
2. Merger Consideration and Conversion of Shares
     2.1 Merger Consideration. Subject to Sections 2.2, 2.3, 2.4, 2.5, 2.6, 2.7, 2.9 and 2.11, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Shareholder:
          (a) each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation;
          (b) any shares of Company Capital Stock then held by the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
          (c) except as provided in clause “(b)” above, each share of Company Series A Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, subject to the escrow provisions set forth in Section 2.9, any proration or procedure set forth in Section 2.3, and the set-off rights set forth in Section 10.7:
               (i) at the Effective Time, an amount in cash equal to the Series A Per Share Payment.
               (ii) upon the achievement of a Milestone, for any Cash Election Share, an amount in cash equal to the Milestone Per Share Payment and, for any Stock Election Share, the number of shares of Parent Common Stock equal to the Milestone Stock Exchange Ratio.
          (d) except as provided in clause “(b)” above, each share of Company Series B Stock issued and outstanding immediately prior to the Effective Time (except for Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, subject to the escrow provisions set forth in Section 2.9, any proration or procedure set forth in Section 2.3, and the set-off rights set forth in Section 10.7:
               (i) at the Effective Time, an amount in cash equal to the Series B Per Share Payment.
               (ii) upon the achievement of a Milestone, for any Cash Election Share, an amount in cash equal to the Milestone Per Share Payment and, for any Stock Election Share, the number of shares of Parent Common Stock equal to the Milestone Stock Exchange Ratio.
          (e) except as provided in clause “(b)” above, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for

3.

Dissenting Shares) shall cease to be an existing and issued share and shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, subject to the escrow provisions set forth in Section 2.9, any proration or procedure set forth in Section 2.3, and the set-off rights set forth in Section 10.7:
               (i) at the Effective Time, an amount in cash equal to the Closing Per Share Payment.
               (ii) upon the achievement of a Milestone, for any Cash Election Share, an amount in cash equal to the Milestone Per Share Payment and, for any Stock Election Share, the number of shares of Parent Common Stock equal to the Milestone Stock Exchange Ratio.
     2.2 Company Stock Options and Company Warrants.
          (a) Immediately prior to the Effective Time, the vesting of any unvested portion of any outstanding Company Option shall accelerate and such Company Option will thereafter become fully vested and immediately exercisable for the aggregate number of shares subject to such Company Option. Assuming compliance with the notice provisions contained therein, any Company Option or Company Warrant (other than the Company Warrant issued to the State of Texas) that has not been exercised prior to the Effective Time shall terminate on or before the Effective Time (either by its terms or pursuant to the Warrant Cancellation Agreement). No option, warrant or similar right to purchase any Company Capital Stock shall be assumed and/or substituted by Parent, Merger Sub or the Surviving Corporation. Prior to the Effective Time, and subject to the review and approval of Parent, the Company shall take all actions necessary (or, with respect to the Company Warrant issued to the State of Texas, commercially reasonable actions) to effect the transactions contemplated by this Section 2.2 under applicable law, the Company Option Plans, all Company Option agreements, Company Warrant agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal), including delivering all notices required thereby.
          (b) At or prior to the Closing, each holder of a Company Warrant shall be provided with written notice from the Company of the Merger and be offered the opportunity to execute a warrant cancellation agreement, in a form reasonably acceptable to the parties (the “Warrant Cancellation Agreement”), which will provide, among other matters, that immediately prior to the Effective Time and subject to the effectiveness of the Merger, such Company Warrant then outstanding shall be cancelled and terminated and the holder of such Company Warrant (the “Terminating Warrantholder”) shall be entitled to receive, in exchange for such cancellation, at the times, in the amounts calculated pursuant to, and subject to the conditions referred to in Section 2.1 (including the escrow provisions set forth in Section 2.9, any proration or procedure set forth in Section 2.3, and the set-off rights set forth in Section 10.7), Merger Consideration in an amount equal to (i) the Merger Consideration such Terminating Warrantholder would have been entitled to receive had such Terminating Warrantholder exercised such Company Warrant immediately prior to the Effective Time and received at that time the shares of Company Capital Stock in the classes and series for which such Company Warrant was then exercisable less (ii) the Terminated Warrant Exercise Price for such Company Warrant; provided, that the foregoing reduction for the Terminated Warrant Exercise Price with respect to a Terminating Warrantholder shall be applied against the amount of the Merger

4.

Consideration such Terminating Warrantholder would have been entitled to receive at the Effective Time pursuant to Sections 2.1(c)(i), 2.1(d)(i) or 2.1(e)(i), as applicable. The Company Warrants that are cancelled immediately prior to the Effective Time pursuant to the Warrant Cancellation Agreement are each referred to herein as “Terminated Warrants” and the shares of Company Capital Stock in the classes and series for which any Terminated Warrant would have otherwise been exercisable immediately prior to the Effective Time are referred to herein as the “Terminated Warrant Shares.”
     2.3 Cash-Stock Election.
          (a) Upon the achievement of any Milestone, Parent shall cause the Surviving Corporation to notify the Shareholders’ Representatives in writing (the “Milestone Notice”) within 15 business days with respect to the Milestones in Sections 2.5(a)(i) and 2.5(a)(ii), and 45 days with respect to the Milestones in Sections 2.5(a)(iii) and 2.5(a)(iv) that such Milestone has been achieved, the date it was achieved, and Parent’s determination, solely at its option (the “Milestone Merger Consideration Determination”), as to whether to pay the applicable Milestone Merger Consideration in the form of cash, Parent Common Stock or a combination thereof, subject to paragraph (b) below. The Milestone Notice shall specify the Milestone Merger Consideration Determination by specifying the percentage (in each case expressed as a whole percentage and, when added together, equal to 100%) of the applicable Milestone Merger Consideration that, subject to paragraph (b) below, shall be payable in (i) cash (the “Cash Percentage,” which percentage, the parties acknowledge and agree, may be any whole percentage equal to 0% through 100%) and (ii) Parent Common Stock (the “Parent Common Stock Percentage,” which percentage, the parties acknowledge and agree, may be any whole percentage equal to 0% through 100%). The Milestone Notice shall also set forth the name of each Company Shareholder and each Terminating Warrantholder and, with respect to each such Company Shareholder and each such Terminating Warrantholder for such Milestone, such Company Shareholder’s or Terminating Warrantholder’s Cash Election Shares and Stock Election Shares. A Company Shareholder’s or Terminating Warrantholder’s “Cash Election Shares” for any Milestone shall be, for each class and series of Company Capital Stock held by such Company Shareholder or Terminating Warrantholder immediately prior to the Effective Time (assuming, for this purpose, that all Terminated Warrant Shares attributable to such Terminating Warrantholder are outstanding immediately prior to the Effective Time), the number of shares for such class or series multiplied by the Cash Percentage, plus any fractional shares for such class or series resulting from the calculation of such Company Shareholder’s or Terminating Warrantholder’s Stock Election Shares for such Milestone. A Company Shareholder’s or Terminating Warrantholder’s “Stock Election Shares” for any Milestone shall be, for each class and series of Company Capital Stock held by such Company Shareholder or Terminating Warrantholder immediately prior to the Effective Time (assuming, for this purpose, that all Terminated Warrant Shares attributable to such Terminating Warrantholder are outstanding immediately prior to the Effective Time), the number of shares for such class or series multiplied by the Parent Common Stock Percentage, with the resulting number of shares being rounded down to the nearest whole number.
          (b) Parent’s ability to provide any Company Shareholder or Terminating Warrantholder with Milestone Merger Consideration in whole or in part in the form of Parent Common Stock shall be subject to the following:

5.

               (i) only Company Shareholders and Terminating Warrantholders that have made the accredited investor representations included in the form attached hereto as Exhibit F (the “Accredited Investor Form”) (the “Accredited Investors”) will be eligible to receive, at Parent’s sole option as described in paragraph (a) above, any Milestone Merger Consideration in the form of Parent Common Stock and any Company Shareholder or Terminating Warrantholder that does not make such representations will only be entitled to receive Milestone Merger Consideration in the form of only cash; and
               (ii) the aggregate number of shares of Parent Common Stock payable as Milestone Merger Consideration hereunder shall not exceed 19.9% of the issued and outstanding shares of Parent Common Stock on the date of execution of this Agreement by the parties hereto.
     2.4 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and extinguished and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as shareholders of the Company, and (b) the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any shares of Company Capital Stock outstanding immediately prior to the Effective Time (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 2.6.
     2.5 Milestone Merger Consideration.
          (a) For purposes of determining the Milestone Per Share Payment, if any, pursuant to Sections 2.1(c)(ii), 2.1(d)(ii) and 2.1(e)(ii), the “Milestone Merger Consideration” shall consist of the following, with each of the events described in Section 2.5(a)(i) through (iv) of this Agreement hereinafter referred to individually as a “Milestone” and collectively as “Milestones”:
               (i) $11,000,000 upon FDA approval or premarket notification clearance or PMDA section of the MHLW or CE Mark approval of the Generation 1 OCT System, provided that, such approval or premarket notification clearance occurs on or before December 31, 2009;
               (ii) $10,000,000 upon FDA approval or premarket notification clearance of the Generation 1a OCT System whether by formal submission or letter-to-file, but subject to full validation and verification pursuant to the standards Parent applies to similar products, provided that, such approval or premarket notification clearance occurs on or before December 31, 2010;
               (iii) $10,000,000 upon the attainment of Cumulative Cash Sales totaling $10,000,000 from Commercial Sales of OCT Products (including, without limitation,

6.

consoles, patient interface modules and pull-back devices (also referred to as PIMs), catheters and software), provided that such Cumulative Cash Sales are attained prior to the earlier of (A) the date that is 3 years after FDA approval or premarket notification clearance of the Generation 1a OCT System or (B) December 31, 2013 (whether or not FDA approval or premarket notification clearance of the Generation 1a OCT System has been obtained at such time); and
               (iv) $7,000,000 upon the attainment of Cumulative Cash Sales totaling $25,000,000 from Commercial Sales of OCT Products (including, without limitation, consoles, patient interface modules and pull-back devices (also referred to as PIMs), catheters and software), provided that such Cumulative Cash Sales are attained prior to the earlier of (A) the date that is 4 years after FDA approval or premarket notification clearance of the Generation 1a OCT System and (B) December 31, 2014 (whether or not FDA approval or premarket notification clearance of the Generation 1a OCT System has been obtained at such time).
          (b) Parent shall act in good faith and use commercially reasonable efforts, and shall cause the Surviving Corporation to act in good faith and to use commercially reasonable efforts, to cause each of the Milestones to be achieved on or before the date that the applicable Milestone must be achieved for the Company Shareholders to receive the Milestone Merger Consideration for such Milestone, including timely preparing and filing all documents necessary and diligently pursuing all filings necessary to achieve the Milestones described in Section 2.5(a)(i) and (ii); provided, however, that the obligation of the Parent and the Surviving Corporation to use commercially reasonable efforts (and the obligation of Parent to cause the Surviving Corporation to do so) to achieve the Milestones on or before such dates and to timely prepare and file such documents and diligently pursue such filings shall not require that any Milestone be achieved on or before such dates or ever or that any such documents be prepared, filed and pursued if doing so, in any case, would require the Parent or the Surviving Corporation to use more than commercially reasonable efforts and shall in all circumstances be subject to paragraph (c) below in the event of a Commercial Failure or Technical Failure. For purposes of this Section 2.5(b) and Section 2.5(c) and Section 2.5(d) only, “commercially reasonable efforts” means the use of efforts, sales terms, expertise and resources normally used by Parent for other products, which, as compared with the OCT Products, are of similar market potential at a similar stage in its development or product life, taking into account all reasonable relevant factors affecting the cost, risk and timing of development and the total potential of the applicable OCT Products, all as measured by the facts and circumstances at the time such efforts are due.
          (c) Notwithstanding the foregoing, the parties acknowledge and agree that, upon the reasonable determination by Parent or the Surviving Corporation, as applicable, that a Technical Failure or Commercial Failure has occurred with respect to all or a part of its OCT cardiovascular program, Parent or the Surviving Corporation, as applicable, may, at its sole discretion, terminate all or any part of its OCT cardiovascular program, including terminating the development and/or commercialization of all or some OCT Systems or OCT Products, and Parent’s and the Surviving Corporation’s obligations under Section 2.5(b) to use commercially reasonable efforts to cause each of the Milestones to be achieved on or before the date that the applicable Milestone must be achieved for the Company Shareholders to receive the Milestone Merger Consideration for such Milestone shall terminate. The parties also acknowledge and agree that if, after Parent’s or the Surviving Corporation’s determination that a Technical Failure or Commercial Failure has occurred with respect to all or a part of its OCT cardiovascular

7.

program, any Milestone that at the time of such determination was unattained is nonetheless achieved, the Company Shareholders shall be entitled to the Milestone Merger Consideration applicable to such Milestone at the times and otherwise on the terms and conditions set forth in this Agreement. Parent shall provide, or shall cause the Surviving Corporation to provide, as applicable, the Shareholders’ Representatives with written notice, including reasonable details supporting such determination, within 15 days of any determination by Parent or the Surviving Corporation that any Technical Failure or Commercial Failure has occurred with respect to all or any part of the OCT cardiovascular program or all or some of the OCT Systems or OCT Products. The parties further acknowledge and agree that nothing in this Section 2.5 or otherwise in this Agreement shall prohibit Parent or the Surviving Corporation from engaging in a Change of Control or a Carve-Out Transaction, so long as Parent or the Surviving Corporation complies with the provisions of Section 2.5(d).
          (d) In the event that Parent desires to consummate a Change of Control or Carve-Out Transaction after the Effective Date while any of the Milestones have not been attained but remain eligible to be attained, Parent or the Surviving Corporation, as applicable depending upon the structure of the Change of Control or Carve-Out Transaction, shall use its commercially reasonable efforts to cause the Entity acquiring Parent (or acquiring substantially all of its assets) with respect to a Change of Control or the Entity acquiring the subject Intellectual Property Rights with respect to a Carve-Out Transaction, and the ultimate parent Entity of any such Entity (together, the “Acquiror”) to assume Parent’s or the Surviving Corporation’s (as applicable depending upon the structure of the Change of Control or Carve-Out Transaction) obligations under this Agreement that are set forth in this Section 2.5 (the “Section 2.5 Obligations”), subject to all the limitations and qualifications contained in this Section 2.5 (including that such Acquiror use its commercially reasonable efforts and the right of such Acquiror to determine that a Technical Failure or Commercial Failure has occurred). With respect to any Change of Control, Parent shall not consummate such Change of Control unless (i) the Acquiror assumes Parent’s Section 2.5 Obligations, in which case the parties acknowledge and agree that, following any such assumption (unless Parent or the Surviving Corporation, as applicable, is merged with the Acquiror or becomes a subsidiary of the Acquiror), Parent and the Surviving Corporation shall have no further liability or obligation, whether primarily or secondarily, with respect to the Section 2.5 Obligations, (ii) all Milestone Merger Consideration related to any Milestones that have not been attained but that remain eligible to be attained at the time of the consummation of the Change of Control is paid out to the Company Shareholders at such time in connection with consummating the Change of Control (with any such payment, the parties acknowledge and agree, terminating and extinguishing in its entirety the obligation to pay Milestone Merger Consideration under this Agreement), or (iii) substantially contemporaneously with the consummation of the Change of Control, Parent and the Surviving Corporation consummate a Carve-Out Transaction with an Entity whose equity interests are held by the Company Shareholders in substantially similar proportions as the Company Shareholders’ and Terminating Warrantholders’ holdings of Company Capital Stock immediately prior to the Effective Time (assuming the applicable Terminated Warrant Shares were outstanding at such time), on terms reasonably satisfactory to the Shareholders’ Representatives. With respect to any Carve-Out Transaction, Parent and the Surviving Corporation shall not consummate such Carve-Out Transaction unless (iv) the Acquiror assumes the Surviving Corporation’s Section 2.5 obligations, in which case the parties acknowledge and agree that, following any such assumption (unless Parent or the Surviving Corporation, as applicable, is merged with the

8.

Acquiror or becomes a subsidiary of the Acquiror), Parent and the Surviving Corporation shall have no further liability or obligation, whether primarily or secondarily, with respect to the Section 2.5 Obligations or (v) all Milestone Merger Consideration related to any Milestones that have not been attained but that remain eligible to be attained at the time of the consummation of the Carve-Out Transaction is paid out to the Company Shareholders at such time in connection with consummating the Carve-Out Transaction (with any such payment, the parties acknowledge and agree, terminating and extinguishing in its entirety the obligation to pay Milestone Merger Consideration under this Agreement). The parties acknowledge and agree that a termination of the entire OCT cardiovascular program by Parent or the Surviving Corporation prior to a Change of Control or Carve-Out Transaction due to Technical Failure or Commercial Failure shall cause all Milestones that at the time of such termination have not been attained to be deemed not eligible to be attained for purposes of clauses (ii) and (v) above. The parties further acknowledge and agree that, notwithstanding the foregoing, if, after a Change of Control or Carve-Out Transaction in which Milestone Merger Consideration otherwise payable pursuant to clauses (ii) and (v) above was not paid because Parent or the Surviving Corporation had terminated the entire OCT cardiovascular program prior to the Change of Control or Carve-Out Transaction due to Technical Failure or Commercial Failure, any Milestone that at the time of such Change of Control or Carve-Out Transaction was unattained is nonetheless achieved, the Company Shareholders shall be entitled to the Milestone Merger Consideration applicable to such Milestone at the times and otherwise on the terms and conditions set forth in this Agreement, with any such payment to be due and owing to the Company Shareholders from the Acquiror only (so long as Acquiror shall have assumed such obligation in connection with such Change of Control or Carve-Out Transaction), and not from either Parent or the Surviving Corporation (unless Acquiror does not assume such obligation in connection with such Change of Control or Carve-Out Transaction or Parent or the Surviving Corporation, as applicable, is merged with the Acquiror or becomes a subsidiary of Acquiror). In connection with any Change of Control or Carve-Out Transaction, only Acquirors that are Applicable Public Companies that consummate a Change of Control with Parent may exercise the option set forth in Section 2.3 of this Agreement to pay any applicable Milestone Merger Consideration with their common stock, and all other Acquirors, whether publicly-held or privately-held and whether having consummated a Change of Control or Carve-Out Transaction with Parent, may only pay applicable Milestone Merger Consideration with cash. Notwithstanding any provision herein to the contrary, in the event of a Change of Control or a Carve-Out Transaction, the Cumulative Cash Sales of Parent, its Affiliates and its Licensees shall be aggregated with the Cumulative Cash Sales of the Acquiror for purposes of determining achievement of the Milestones in Sections 2.5(a)(iii) and 2.5(a)(iv) and any Acquiror shall agree to timely provide to Parent (if applicable) and the Shareholders’ Representatives the Cumulative Cash Sales information set forth in Section 2.5(e).
          (e) From and after the time of obtaining FDA approval or premarket notification clearance of the Generation 1a OCT System in accordance with Section 2.5(a)(ii) (whether on or before or after December 31, 2010), or during such time as Parent is actively marketing and selling the OCT Products and Combination Products, upon request of either Shareholders’ Representative, but not more frequently than once every two calendar quarters, Parent shall cause the Surviving Corporation to provide the Shareholders’ Representatives with a written summary describing in reasonable detail the status of achieving each of the Milestones described in Section 2.5(a)(iii) and (iv), which summary will include a report of Cumulative

9.

Cash Sales of OCT Products and Combination Products by Parent, its Affiliates and their respective Licensees in sufficient detail to permit confirmation of the accuracy of the information contained therein, including, without limitation and on a geographic basis consistent with Parent’s routine and normal reporting conventions (i.e., United States of America; greater Europe; Japan; rest of world), the revenues and Cumulative Cash Sales of OCT Products sold (and, if applicable, the Cumulative Cash Sales resulting from the sale of Combination Products and the amount by which Cumulative Cash Sales have been reduced by the inclusion of Other Products in the applicable Combination Product) and the exchange rates used. Within 15 business days with respect to the Milestone in Section 2.5(a)(i) and Section 2.5(a)(ii), and within 45 days with respect to the Milestone in Section 2.5(a)(iii) and Section 2.5(a)(iv), Parent shall (i) deposit, or cause to be deposited, with the Exchange Agent cash deliverable in connection with the achievement of such Milestone, and cash in lieu of fractional shares and (ii) make available to and direct the Exchange Agent or its transfer agent to deliver certificates (or cause book-entry transfers to be recorded) with respect to any shares of Parent Common Stock issuable in connection with the achievement of such Milestone. Parent shall deliver to the Shareholders’ Representatives, within 45 days of the date of the achievement of a Milestone described in Section 2.5(a)(iii) and (iv), a report of Cumulative Cash Sales of OCT Products by Parent, its Affiliates and their respective Licensees in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation and on a geographic basis consistent with Parent’s routine and normal reporting conventions (i.e., United States of America; greater Europe; Japan; rest of world), the revenues and Cumulative Cash Sales of OCT Products sold (and, if applicable, the Cumulative Cash Sales resulting from the sale of Combination Products and the amount by which Cumulative Cash Sales have been reduced by the inclusion of Other Products in the applicable Combination Product) and the exchange rates used. When conversion of payments from any foreign currency is required in order to calculate the revenues and Cumulative Cash Sales of OCT Products, such conversion shall be at the exchange rate used by Parent throughout its accounting system during the calendar quarter for which the revenue from such sale is recognized in accordance with applicable accounting rules. Prior to any requirement to provide either of the Shareholders’ Representatives with summaries, reports or other information pursuant to this Section 2.5(e), such Shareholders’ Representative shall be required to execute a confidentiality agreement in a form reasonably acceptable to Parent and such Shareholders’ Representative.
          (f) All payments hereunder shall be payable in U.S. dollars.
          (g) During the period during which Milestone Merger Consideration may be payable under this Agreement (the “Payment Period”), Parent shall keep (and shall cause its Affiliates and Licensees to keep) books and records pertaining to the sale or other disposition of OCT Products in sufficient detail to permit the Shareholders’ Representatives to confirm whether a Milestone has been achieved, the accuracy and completeness of any reports provided pursuant to Section 2.5(e), and whether any Milestone Merger Consideration is payable under Sections 2.5(a)(iii) or (iv). Such books and records shall be maintained for a period of at least two years after the Payment Period. During the Payment Period and for two years thereafter, each of the Shareholders’ Representatives shall have the right to inspect such books and records, and cause an independent, certified public accountant reasonably acceptable to Parent to audit such books and records to confirm Cumulative Cash Sales during the Payment Period and the accuracy of the reports provided pursuant to Section 2.5(e). Such inspection rights and audits may be

10.

exercised during normal business hours upon reasonable prior written notice to Parent and, in each case, no more than once a calendar year. The Shareholders’ Representatives shall bear the full cost of such audit unless such audit discloses a payment failure by Parent of the Milestone Merger Consideration payable under Sections 2.5(a)(iii) or (iv), in which case, Parent shall bear the full cost of the reasonable audit fees. Prior to any requirement to provide either of the Shareholders’ Representatives with books and records and other information pursuant to this Section 2.5(g), such Shareholders’ Representative shall be required to execute a confidentiality agreement in a form reasonably acceptable to the Parent and such Shareholders’ Representative.
     2.6 Exchange of Certificates.
          (a) Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, cash deliverable at the Closing pursuant to Section 2.1 in exchange for shares of Company Capital Stock outstanding immediately prior to the Effective Time and Terminated Warrants. The cash so deposited with the Exchange Agent is referred to as the “Payment Fund.”
          (b) Promptly after the Effective Time, but in no event later than 5 business days after the Closing Date, the Exchange Agent shall mail a letter of transmittal in customary form (a “Letter of Transmittal”) to each Company Shareholder and Terminating Warrantholder (other than the Company Shareholders who have already tendered their Company Stock Certificates and Terminating Warrantholders who have already tendered their Terminated Warrants (or, in each case, an affidavit of loss as described below) and a Letter of Transmittal and such other documents as the Exchange Agent may reasonably request to the Exchange Agent at or prior to the Closing pursuant to Section 2.6(c) below), together with instructions for use in effecting the exchange of Company Stock Certificates or Terminated Warrants for the applicable consideration payable pursuant to Section 2.1 with respect to Company Capital Stock and Terminated Warrants. Upon the holder’s delivery to the Exchange Agent, of a Company Stock Certificate or Terminated Warrant (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent may reasonably request, the Exchange Agent (or, with respect to any Milestone Merger Consideration payable in shares of Parent Common Stock, Parent’s transfer agent) shall, and Parent shall cause them to, (i) promptly pay to such holder the amount such holder is entitled to receive at Closing pursuant to Section 2.1 and, (ii) upon receipt of any Milestone Merger Consideration, promptly pay to such holder the amount of Milestone Merger Consideration such holder is entitled to receive pursuant to Section 2.1, and (iii) upon receipt of any Escrow Funds, promptly pay to such holder the amount of Escrow Funds such holder is entitled to receive in accordance with the Escrow Agreement. The Company Stock Certificates and Terminated Warrants so surrendered shall forthwith be canceled. From and after the Effective Time, each Company Stock Certificate shall be deemed to represent only the right to receive the Merger Consideration payable pursuant to Section 2.1, and the holder of each such Company Stock Certificate shall cease to have any rights with respect to the Company Capital Stock formerly represented thereby.
          (c) The Company may, at its discretion, permit some or all of the Company Shareholders or Terminating Warrantholders to submit their respective Company Stock Certificates or Terminated Warrants (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent may

11.

reasonably request, to the Exchange Agent at or prior to the Closing. The Company and Parent shall agree on the form of Letter of Transmittal at least three business days prior to the Closing. With respect to each such Company Shareholder or Terminating Warrantholder that submits its respective Company Stock Certificates or Terminated Warrants (or an affidavit of loss as described below), together with a duly executed Letter of Transmittal and such other documents as the Exchange Agent may reasonably request (including wiring instructions), to the Exchange Agent prior to the date that is three business days prior to the Closing (to be held in escrow until the Effective Time), Parent shall cause the Exchange Agent to make the payments to which such Company Shareholder or Terminating Warrantholder is entitled to at the Effective Time pursuant to Section 2.1 by wire transfer on the date during which the Effective Time occurs or the business day immediately following such date.
          (d) Parent, the Surviving Corporation and, if applicable, the Exchange Agent shall be entitled to deduct and withhold from any Merger Consideration payable or otherwise deliverable to any Company Shareholder or Terminating Warrantholder pursuant to Section 2.1 or any other section of this Agreement such amounts as Parent or the Surviving Corporation are required to deduct or withhold therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or under any Tax law; provided that prior to any such deduction or withholding, Parent shall give the applicable holder notice of the proposed deduction or withholding and provide the holder a reasonable opportunity to provide the Parent with information reasonably satisfactory to Parent to avoid such deduction or withholding. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.
          (e) If applicable, any portion of the Payment Fund that remains undistributed by the Exchange Agent to Company Shareholders or Terminating Warrantholders as of the date 180 days after the Closing Date, or any portion of any Milestone Merger Consideration that remains undistributed as of the date 180 days after the deposit of such Milestone Merger Consideration, or any portion of the Escrow Funds that remains undistributed as of the date 180 days after the deposit by the Escrow Agent of any Escrow Funds with the Exchange Agent, as the case may be, shall be delivered to Parent upon demand, and any holders of Company Stock Certificates or Terminated Warrants who have not theretofore surrendered their Company Stock Certificates or Terminated Warrants in accordance with this Section 2.6 shall thereafter look only to Parent for satisfaction of their claims for the Merger Consideration payable pursuant to Section 2.1, including cash payable in lieu of fractional shares pursuant to Section 2.6(j).
          (f) If payment of Merger Consideration in respect of shares of Company Capital Stock or Terminated Warrants converted pursuant to Section 2.1 or the Warrant Cancellation Agreement is to be made to a Person other than the Person in whose name a surrendered Company Stock Certificate or Terminated Warrant is registered, it shall be a condition to such payment that the Company Stock Certificate or Terminated Warrant so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the Company Stock Certificate or Terminated Warrant surrendered or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not payable.

12.

          (g) As of the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of Company Capital Stock thereafter on the records of the Company. If, after the Effective Time, Company Stock Certificates are presented to Parent, the Surviving Corporation or, if applicable, the Exchange Agent, they shall be canceled and exchanged as provided in this Section 2.6. No interest shall accrue or be paid on any cash consideration payable upon the surrender of a Company Stock Certificate or Terminated Warrant and no dividends or other distributions with respect to Parent Common Stock declared or made after the date, if any, Parent first delivers a Milestone Notice whereby Parent elects to pay at least a portion of the applicable Milestone Merger Consideration in Parent Common Stock and with a record date after such date shall be paid to the holder of any unsurrendered Company Stock Certificate or Terminated Warrant with respect to any shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.6(j), unless and until the holder of such Company Stock Certificate or Terminated Warrant shall surrender such Certificate or Terminated Warrant. Subject to the effect of escheat, Tax or other applicable Legal Requirements, following surrender of any such Company Stock Certificate or Terminated Warrant, there shall be paid to the former holder thereof who is entitled to a stock certificate (or a book-entry transfer) representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) promptly the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.6(j) and the amount of dividends or other distributions previously paid with respect to whole shares of Parent Common Stock and with a record date after the date, if any, Parent first delivers a Milestone Notice whereby Parent elects to pay at least a portion of the applicable Milestone Merger Consideration in Parent Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after such date, if any, but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.
          (h) In the event any Company Stock Certificate or Terminated Warrant shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any consideration payable pursuant to Section 2.1, with respect to the Company Capital Stock previously represented by such Company Stock Certificate or Terminated Warrant, require the Person claiming such Company Stock Certificate to be lost, stolen or destroyed to provide an appropriate affidavit and to, if reasonably requested by Parent, deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against it, the Surviving Corporation or the Exchange Agent with respect to such Company Stock Certificate or Terminated Warrant.
          (i) Notwithstanding anything in this Agreement to the contrary, none of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of a Company Stock Certificate or Terminated Warrant or to any other Person for any amount properly paid to a public official pursuant to applicable abandoned property laws, escheat law or similar Legal Requirement. Any portion of the Payment Fund other than the Escrow Fund remaining unclaimed by holders of Company Stock Certificates or Terminated Warrants three years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body), any portion of any Milestone Merger Consideration remaining unclaimed by holders of Company Stock Certificates

13.

or Terminated Warrants three years after the date of the applicable Milestone Notice (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body), and any portion of the Escrow Fund that remains undistributed three years after the deposit by the Escrow Agent of such amount with the Exchange Agent (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body), shall, to the extent permitted by applicable Legal Requirements, become the property of Parent.
          (j) No certificates, scrip or book-entries representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of fractional shares of Parent Common Stock, a Company Shareholder shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled (after aggregating all fractional shares of Parent Common Stock issuable to such holder), multiplied by (ii) the Milestone Stock Price.
     2.7 Accredited Investors.
          (a) The Company shall mail or otherwise deliver the Accredited Investor Form to all Persons who are holders of Company Capital Stock and all Terminating Warrantholders and all holders of Company Options on the date that is no later than five days prior to the estimated Closing Date, and thereafter the Company shall use its commercially reasonable efforts to mail or otherwise deliver the Accredited Investor Form to all Persons who become holders of Company Capital Stock or Terminated Warrants during the period between such date and the Effective Time and to collect and deliver to Parent prior to Closing completed Accredited Investor Forms from all such Persons. In connection with completing the Accredited Investor Form, each Company Shareholder or Terminating Warrantholder or holder of Company Options shall accurately and truthfully inform Parent if it is able to make the representations that Parent may request relating to the potential issuance of Parent Common Stock under this Agreement to such Company Shareholder or Terminating Warrantholder or holder of Company Options under Section 4(2) or Regulation D of the Securities Act, which representations are set forth on the Accredited Investor Form.
          (b) To the Company’s knowledge, Schedule 2.7 sets forth a complete and accurate list of (i) all shareholders and warrantholders of the Company who will be, as of the Effective Time, “accredited investors” within the meaning of Rule 501 of Regulation D under the Securities Act and the number of shares of Company Capital Stock held by or issuable to each as of the date hereof (the “Accredited Outstanding Capital Stock”), and (ii) all shareholders and warrantholders of the Company who will not be, as of the Effective Time, “accredited investors” within the meaning of such rule, and the number of shares of Company Capital Stock held by each as of the date hereof (the “Unaccredited Outstanding Capital Stock”).
     2.8 Legend. All certificates representing any shares of Parent Common Stock that may be issued pursuant to Section 2.1 shall have a restrictive legend in the following form:

14.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144). UNLESS WAIVED BY VOLCANO CORPORATION, VOLCANO CORPORATION SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AS A PRECONDITION TO ANY SUCH TRANSFER.
     2.9 Escrow and Release from Escrow of Cash.
          (a) Upon the Closing, Parent shall withhold, from the Closing Consideration otherwise payable to Company Shareholders and Terminating Warrantholders pursuant to Section 2.1, cash equal to the Escrow Fund Amount consisting of, with respect to each share of Company Capital Stock held immediately prior to the Closing (assuming the applicable Terminated Warrant Shares were outstanding at such time), an amount equal to the Per Share Cash Contribution Amount (the “Escrow Fund,” and the amounts contained in the Escrow Fund being referred to as the “Escrow Funds”) to be delivered to LaSalle Bank National Association as escrow agent (the “Escrow Agent”). The Escrow Fund shall be held pursuant to the provisions of an escrow agreement substantially in the form of Exhibit G (the “Escrow Agreement”). The Escrow Fund shall be held exclusively by the Escrow Agent.
          (b) The Escrow Fund shall be held in the name of the Escrow Agent as collateral to secure the rights of the Parent Indemnitees under Section 10 hereof for a period of time ending on (i) in the event Parent elects to audit the Company’s balance sheet as of December 31, 2007, or as of any other date on or before the Closing Date that Parent determines in its sole discretion to be required to comply with SEC filing requirements, and/or the related income statement, statements of shareholders’ equity or statements of cash flow of the Company for the year or other appropriate period then ended pursuant to Section 5.6, the later of (A) the first anniversary of the Closing Date or (B) the completion of such audit or (ii) in the event Parent elects to not perform any such audit, the first anniversary of the Closing Date (the “Escrow Claim Period”); provided, however, that in the event any Parent Indemnitee has timely made a claim in accordance with the terms of Section 10 that remains unresolved at the end of the Escrow Claim Period, then such claim shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved. If on or prior to the expiration of the Escrow Claim Period, any Parent Indemnitee has made an Indemnification Demand containing a claim which has not been resolved prior to the expiration of the Escrow Claim Period in accordance with Section 10 and the Escrow Agreement, the Escrow Agent shall retain in the Escrow Account after the expiration of the Escrow Claim Period, Escrow Funds having an aggregate value equal to the Asserted Amount or contested portion of the Asserted Amount, as

15.

the case may be, with respect to all claims which have not then been resolved. For purposes of the foregoing, the cash continuing to be held in the Escrow Account on behalf of each Company Shareholder and Terminating Warrantholder shall be determined on a pro rata basis.
          (c) In the event that this Agreement is approved by the Company Shareholders, and based on the execution of the Warrant Cancellation Agreement by the Terminating Warrantholders, then all such Company Shareholders and Terminating Warrantholders shall, without any further act of any Company Shareholder or Terminating Warrantholder, be deemed to have consented to and approved (i) the use of the Escrow Fund as collateral to secure the rights of the Parent Indemnitees as well as the potential set-off against the Milestone Merger Consideration by the Parent Indemnitees to secure such rights, in each case under Section 10 in the manner set forth herein and in the Escrow Agreement and (ii) the appointment of the Shareholders’ Representatives as the representatives under this Agreement and the Escrow Agreement of the Persons receiving Merger Consideration under this Agreement and as the attorneys-in-fact and agents for and on behalf of each such Person (other than holders of Dissenting Shares), and the potential use of Escrow Funds and Milestone Merger Consideration that each such Person would otherwise be entitled to in order to satisfy indemnification obligations owing by such Persons to the Shareholders’ Representatives, as described in Section 13.1.
     2.10 Rights Not Transferable. The rights of each Company Shareholder and Terminating Warrantholder as of immediately prior to the Effective Time are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void. Notwithstanding the foregoing, a Company Shareholder or Terminating Warrantholder may transfer its rights to Milestone Merger Consideration hereunder (A) if Company Shareholder or Terminating Warrantholder is a partnership, to its partners or former partners in accordance with partnership interests, (B) if Company Shareholder or Terminating Warrantholder is a corporation, to its shareholders in accordance with their interest in the corporation, (C) if Company Shareholder or Terminating Warrantholder is a limited liability company, to its members or former members in accordance with their interest in the limited liability company, (D) if Company Shareholder or Terminating Warrantholder is an investment fund, to another investment fund that is affiliated with, under common control with or commonly managed by such Company Shareholder or Terminating Warrantholder, or (E) if Company Shareholder or Terminating Warrantholder is an individual, (i) to such Company Shareholder’s or Terminating Warrantholder’s spouse, children or other member of such Company Shareholder’s or Terminating Warrantholder’s immediate family, or to a trust for the sole benefit of such persons or such Company Shareholder, provided that such trust is controlled by such Company Shareholder or Terminating Warrantholder, or to a corporation or limited liability company controlled by such Company Shareholder or Terminating Warrantholder, (ii) to the trustee or trustees of a trust controlled and revocable solely by such Company Shareholder or Terminating Warrantholder or to the trustee or trustees of a trust established for charitable purposes, (iii) to such Company Shareholder’s or Terminating Warrantholder’s guardian or conservator, or (iv) in the event of such Company Shareholder’s or Terminating Warrantholder’s death, to such Company Shareholder’s or Terminating Warrantholder’s executor(s), administrator(s) or heirs; provided that in each case of (A) through (E) above, the transferee will

16.

be subject to the terms of this Agreement to the same extent as if such transferee were an original Company Shareholder or Terminating Warrantholder hereunder. In connection with and prior to making any such transfer, if requested by Parent, a Company Shareholder or Terminating Warrantholder shall provide Parent with an opinion of counsel, reasonably satisfactory to Parent, opining as to, or other evidence reasonably satisfactory to Parent as to (including the completion of an Accredited Investor Form by the proposed transferee in which the proposed transferee indicates that such transferee is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act, together with customary “4 1(1/2)” representations and warranties from each of the transferor and transferee), the availability of an applicable exemption to the registration requirements of the federal securities laws in connection with such transfer.
     2.11 Dissenting Shares.
          (a) Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger, who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, and who continues to hold the right under the TBCA to dissent to the Merger, is referred to herein as a “Dissenting Share”.
          (b) Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Capital Stock that, as of the Effective Time, are or may become Dissenting Shares shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 2.1 (or cash in lieu of fractional shares in accordance with Section 2.6(j)), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Article 5 of the TBCA; provided, however, that if the status of any such shares as Dissenting Shares shall not be perfected, or if any such shares shall lose their status as Dissenting Shares, then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Merger Consideration in accordance with Section 2.1 (and cash in lieu of fractional shares in accordance with Section 2.6(j)).
          (c) The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time for payment of the fair value of Dissenting Shares of the Company pursuant to Article 5 of the TBCA and of any other demand, notice or instrument delivered to the Company by a Company Shareholder exercising dissenter’s rights prior to the Effective Time pursuant to the TBCA, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.
     2.12 Calculation of Excess Indebtedness.
          (a) The Company and Parent anticipate that the Closing Date will be December 21, 2007 (the “First Anticipated Closing Date”). At least five business days prior to the First Anticipated Closing Date, but not more than ten business days prior to such date, the

17.

Company shall deliver to Parent a schedule (an “Company Indebtedness Schedule”) setting forth, in reasonable detail, the Company’s estimate of Company Indebtedness (the “Company Indebtedness Estimation”) as of the First Anticipated Closing Date. The Company shall make the work papers and back-up materials used in preparing the applicable Company Indebtedness Schedule available to Parent and its accountants, counsel and other advisors at reasonable times and upon reasonable notice.
          (b) Within five business days after the Company delivers the applicable Company Indebtedness Schedule (a “Lapse Date”), Parent shall have the right to dispute any part of such Company Indebtedness Schedule by delivering a written notice to that effect to the Company (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail the nature of any proposed revisions to the applicable Company Indebtedness Estimation.
          (c) If on or prior to any Lapse Date, (i) Parent notifies the Company that it has no objections to the applicable Company Indebtedness Estimation or (ii) Parent fails to deliver a Dispute Notice as provided above, then the Company Indebtedness Estimation as set forth in the Company Indebtedness Schedule shall be deemed, on the date of such notification (in the case of (i) above) or on the applicable Lapse Date (in the case of (ii) above) (the applicable date being referred to herein as the “Non-Dispute Company Indebtedness Determination Date”), to represent the Company Indebtedness at Closing for purposes of calculating the Excess Indebtedness and the Closing Consideration, so long as Closing occurs within five business days after the applicable Non-Dispute Company Indebtedness Determination Date.
          (d) If Parent delivers a Dispute Notice on or prior to the applicable Lapse Date, then Representatives of the Company and Parent shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Company Indebtedness as of a particular date to be agreed to by the Company and Parent, which Company Indebtedness amount shall be deemed, on the date of agreement between the Company and Parent as to such amount (a “Dispute Company Indebtedness Determination Date”), to represent the Company Indebtedness at Closing for purposes of calculating the Excess Indebtedness and the Closing Consideration, so long as Closing occurs within five business days after the applicable Dispute Company Indebtedness Determination Date.
          (e) If Representatives of the Company and Parent pursuant to clause (d) above are unable to negotiate an agreed-upon determination of Company Indebtedness as of a particular date to be agreed to by the Company and Parent, or if Closing does not occur within five business days after an applicable Non-Dispute Company Indebtedness Determination Date or an applicable Dispute Company Indebtedness Determination Date, then the Company and Parent shall agree upon an additional anticipated date for Closing (a “Subsequent Anticipated Closing Date”) and thereafter follow the procedures set forth in Sections 2.12(a) through 2.12(d) above as many times as necessary (and replacing the First Anticipated Closing Date with the Subsequent Anticipated Closing Date in each instance) until there is an amount deemed to represent the Company Indebtedness at Closing for purposes of calculating the Excess Indebtedness and the Closing Consideration.

18.

     2.13 Merger Consideration Spreadsheet.
          (a) Parent and the Exchange Agent shall be entitled to rely conclusively on the information set forth in the Merger Consideration Spreadsheet with respect to distribution of the Merger Consideration, and no Person shall have any cause of action against Parent or the Exchange Agent for any action taken by Parent or the Exchange Agent in accordance with and in reliance upon any such information.
          (b) The Company shall deliver to Parent at least two business days prior to the Closing Date a spreadsheet (the “Merger Consideration Spreadsheet”) setting forth (i) the name and address of each Company Shareholder and Terminating Warrantholder, (ii) the number of shares of Company Capital Stock of each class and series held by each such Company Shareholder and Terminating Warrantholder (assuming all Terminated Warrant Shares attributable to such Terminating Warrantholder are outstanding for such purpose) immediately prior to the Effective Time, (iii) the type of consideration each such Company Shareholder and Terminating Warrantholder is eligible to receive pursuant to their Accredited Investor Form, (iv) the estimated Closing Consideration, including a calculation of the Aggregate Option Proceeds and estimates of the Closing Company Merger Costs (including reasonable detail as to the parties or expenses to be paid and reasonable support for the relevant amounts, and wiring or other payment instructions for such parties and expenses) and each of its other components, (v) the estimated Closing Consideration that each such Company Shareholder and Terminating Warrantholder is entitled to receive pursuant to Section 2.1, (vi) the estimated Escrow Funds being contributed by Parent on behalf of each Company Shareholder and Terminating Warrantholder pursuant to Section 2.9, as both an amount and a percentage of the Escrow Funds, and (vii) the Milestone Merger Consideration that such Company Shareholder and Terminating Warrantholder is entitled to receive upon the achievement of each Milestone pursuant to Section 2.5.
          (c) At the Closing, the Company shall deliver to Parent (i) an updated Merger Consideration Spreadsheet setting forth the final calculations of the amounts, or percentages, as applicable, due to each Company Shareholder and Terminating Warrantholder, calculated in accordance with the provisions of this Section 2, along with updated and final information for all other information contained in the Merger Consideration Spreadsheet, and (ii) a complete and correct updated Section 3.3 of the Company Disclosure Schedule.
     2.14 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement and any Related Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of the Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of the Merger Sub, in the name of the Company and otherwise) to take such action.
3. Representations and Warranties of the Company.
     Except as set forth on a correspondingly numbered section of the Company Disclosure Schedule, the Company represents and warrants, as of the date hereof, to and for the benefit of the Parent Indemnitees, as follows:

19.

     3.1 Due Organization; Subsidiaries; Etc.
          (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.
          (b) The Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the name “CardioSpectra, Inc.”
          (c) The Company is not and has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 3.1(c) of the Company Disclosure Schedule. The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 3.1(c) of the Company Disclosure Schedule.
          (d) Part 3.1(d) of the Company Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.
          (e) The Company does not have, nor has it ever had any Subsidiaries. The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity or other financial interest in, any Entity. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity. The Company has not guaranteed or is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity or other financial interest. Neither the Company nor, to its knowledge, any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company’s business or affairs.
     3.2 Articles of Incorporation and Bylaws; Records. The Company has delivered to Parent accurate and complete copies of: (a) the articles of incorporation and bylaws, including all amendments thereto of the Company; (b) the stock records of the Company; and (c) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company, the board of directors of the Company and all committees thereof (the items described in (a), (b) and (c) above, collectively, the “Company Constituent Documents”). There have been no formal meetings or other proceedings of the shareholders of the Company, the board of directors of the Company or any committee thereof that are not reflected in all material respects in the Company Constituent Documents. There has not been any violation of the Company Constituent Documents, and the Company has not taken any action that is inconsistent in any material respect with the Company Constituent Documents. The books of account, stock records, minute books and other corporate records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with applicable Legal Requirements

20.

and prudent business practices. The Company has in place, and has at all times had in place, an adequate and appropriate system of internal controls customarily maintained by comparable Entities.
     3.3 Capitalization, Etc.
          (a) The authorized Company Capital Stock consists of: (i) 15,000,000 shares of Company Common Stock, of which 1,417,500 shares have been issued and are outstanding as of the date of this Agreement and (ii) 10,000,000 shares of Company Preferred Stock, of which 3,154,574 shares are designated Series A Preferred, 3,154,574 of which are outstanding as of the date of this Agreement, and 3,706,620 shares designated as Series B Preferred, 3,154,570 of which are outstanding as of the date of this Agreement. Except as set forth in Part 3.3(a) (i) of the Company Disclosure Schedule, the Company does not hold any shares of Company Capital Stock in its treasury. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. Except as set forth in Part 3.3(a)(i) of the Company Disclosure Schedule: (i) none of the outstanding shares of Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right; (ii) none of the outstanding shares of Company Capital Stock is subject to any right of first refusal in favor of the Company; and (iii) there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Capital Stock other than market standoff, lock-up and similar provisions. The Company is not under any obligation, or is not bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock or other securities and has never repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities.
          (b) As of the date of this Agreement 1,875,032 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company Option Plans, and 1,444,558 shares of Company Common Stock and 552,046 shares of Company Series B Stock are reserved for future issuance pursuant to the Company Warrants. Part 3.3(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option and Company Warrant outstanding as of the date of this Agreement: (i) the particular plan (if any) pursuant to which such Company Option was granted; (ii) the name of the optionee or warrantholder; (iii) the number of shares, type and series of Company Capital Stock subject to such Company Option or Company Warrant; (iv) the exercise price of such Company Option or Company Warrant; (v) the date on which such Company Option or Company Warrant was granted; (vi) the applicable vesting schedule (if any), and the extent to which such Company Option or Company Warrant is vested and exercisable as of the date of this Agreement; and (vii) the date on which such Company Option or Company Warrant expires. The Company has made available to Parent accurate and complete copies of all stock option plans pursuant to which any of the outstanding Company Options were issued, and the forms of all Company Option agreements and Company Warrant agreements evidencing the Company Options and Company Warrants. Immediately prior to the Effective Time, without any action by the Company or the Company’s board of directors and in accordance with the provisions of the stock option plans under which the Company Options were issued as in effect at their time of issuance, the vesting of any unvested portion of any outstanding Company Option

21.

shall accelerate and such Company Option will thereafter become fully vested and immediately exercisable for the aggregate number of shares subject to such Company Option, and, assuming each holder of a Company Option has received fifteen (15) days prior notice of the Merger in accordance with the Company Options, any Company Option that has not been exercised prior to the Effective Time shall terminate on or before the Effective Time. No Company Option has ever been amended or modified following its original issuance, whether by the Company or the Company’s board of directors, or directly or indirectly by amendments or modifications to the stock option plan under which such Company Option was issued.
          (c) Except as set forth in Part 3.3(b) and Part 3.3(c) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (iii) shareholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any shares of Company Capital Stock or any other securities; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive from the Company any shares of Company Capital Stock or other securities of the Company.
          (d) All outstanding Company Capital Stock, Company Options, Company Warrants and other securities of the Company have been issued and granted in all respects in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.
     3.4 Financial Statements.
          (a) The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”):
               (i) The unaudited balance sheets of the Company as of December 31, 2005 and December 31, 2006, and the related unaudited income statements, statements of shareholders’ equity and statements of cash flows of the Company for the period (in the case of the financial statements for the period ended December 31, 2005) and year then ended, which represent the full period of the Company’s existence since inception; and
               (ii) the unaudited consolidated balance sheet of the Company as of November 30, 2007 (the “Unaudited Interim Balance Sheet”), and the related unaudited consolidated income statement of the Company for the eleven (11) months then ended.
          (b) The Company Financial Statements present fairly in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company for the periods covered thereby. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the consolidated financial statements

22.

referred to in Section 3.4(a)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).
     3.5 Absence of Changes. Except as set forth in Section 3.5 of the Company Disclosure Schedule or otherwise contemplated in this Agreement, since the date of the Unaudited Interim Balance Sheet:
          (a) there has not been any event, violation, circumstance or other matter that has had, or could reasonably be expected to result in, a Material Adverse Effect on the Company;
          (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Company (whether or not covered by insurance);
          (c) the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of its capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of its capital stock or other securities;
          (d) other than the issuance of Company Capital Stock upon the exercise of Company Warrants and Company Options, the Company has not sold, issued or authorized the issuance of (i) any capital stock or other securities of the Company; (ii) any option or right to acquire any capital stock or any other security of the Company; or (iii) any instrument convertible into or exchangeable for any capital stock or other security of the Company;
          (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, any restricted stock purchase agreement;
          (f) there has been no amendment to the articles of incorporation or bylaws of the Company, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
          (g) the Company has not formed any Company Subsidiary or acquired any equity interest or other interest in any other Entity;
          (h) the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since the date of the Unaudited Interim Balance Sheet, exceeds $25,000;
          (i) the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $10,000 in the aggregate, or (ii) amended or prematurely terminated, or waived any right or remedy under, any Company Contract;
          (j) the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or

23.

other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;
          (k) the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;
          (l) the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;
          (m) the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business and consistent with the Company’s past practice), or (ii) incurred or guaranteed any indebtedness for borrowed money;
          (n) the Company has not (i) established or adopted any employee benefit plan, (ii) paid any bonus or made any profit-sharing, incentive compensation or similar payment to, or increased the amount of the wages, salary, bonuses, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee having an annual salary in excess of $35,000;
          (o) the Company has not changed any of its methods of accounting or accounting practices in any respect;
          (p) the Company has not made any Tax election;
          (q) the Company has not threatened, commenced or settled any Legal Proceeding;
          (r) the Company has not entered into any transaction or taken any other action outside the ordinary course of business or inconsistent with its past practices, other than entering into this Agreement and the Related Agreements and transactions contemplated hereby and thereby; and
          (s) the Company has not agreed to take, or committed to take, any of the actions referred to in clauses “(c)” through “(r)” above.
     3.6 Title to Assets.
          (a) Except for those assets licensed to the Company as set forth in Part 3.9(c) of the Company Disclosure Schedule, the Company owns, and has good, valid and marketable title to, all assets purported to be owned by it, including: (i) all assets reflected on the Unaudited Interim Balance Sheet; (ii) all assets referred to in Parts 3.7 and 3.9 of the Company Disclosure Schedule and all of the Company’s rights under the Company Contracts; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company. All of such assets are owned by the Company free and clear of any Encumbrances, except for (y) any lien for

24.

current Taxes not yet due and payable, and (z) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company. The Company owns or otherwise has, and after the Closing the Parent will have, all assets needed to conduct its business as currently conducted and as the Company currently proposes to conduct its business.
          (b) Part 3.6(b) of the Company Disclosure Schedule identifies all tangible assets of the Company that are being leased or licensed to or by the Company. All such leases and licenses are valid and enforceable against the parties thereto.
     3.7 Bank Accounts; Receivables.
          (a) Part 3.7(a) of the Company Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution, including the name of the bank or financial institution, the account number, the balance as of the date hereof and the names of all individuals authorized to draw on or make withdrawals from such accounts.
          (b) Part 3.7(b) of the Company Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of October 31, 2007. All existing accounts receivable of the Company (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since the date of the Unaudited Interim Balance Sheet and have not yet been collected) (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and are expected to be collected in full when due, without any counterclaim or set off.
     3.8 Equipment; Leasehold.
          (a) All items of equipment and other tangible assets owned by or leased to the Company (i) are adequate for the uses to which they are being put, (ii) are structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted), (iii) comply in all respects with, and are being operated and being used in compliance with all applicable Legal Requirements, and (iv) are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted and as the Company currently proposes to conduct its business.
          (b) The Company does not own any real property or any interest in real property, except for the leasehold interest created under the real property leases identified in Part 3.8(b) of the Company Disclosure Schedule. All premises leased or subleased by the Company are supplied with utilities and other services necessary for the operation of the Company’s businesses.
     3.9 Intellectual Property.
          (a) Part 3.9(a) of the Company Disclosure Schedule accurately identifies and describes each proprietary product or service that has been under development or was developed,

25.

was the subject of human clinical trials or has been commercially sold by the Company within the last 5 years and any product or service that is currently under development or the subject of a human clinical trial or that is currently commercially sold by the Company.
          (b) Part 3.9(b) of the Company Disclosure Schedule accurately identifies (i) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature and the nature of the ownership interest (e.g., exclusively, jointly with another Person, or otherwise); (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each product or service identified in Part 3.9(a) of the Company Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP.
          (c) Part 3.9(c) of the Company Disclosure Schedule accurately identifies (i) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that (A) is so licensed solely in executable or object code form pursuant to a non-exclusive, internal use software license, (B) is not incorporated into, or used directly in the development, manufacturing, or distribution of, any of the Company’s products or services, and (C) is generally available on standard terms for less than $5,000); (ii) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (iii) whether the license or licenses granted to the Company are exclusive or non-exclusive.
          (d) Part 3.9(d) of the Company Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP. The Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.
          (e) The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract used by the Company, including each standard form of (i) license agreement; (ii) employee agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (iii) consulting or independent contractor agreement containing intellectual property assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (iv) confidentiality or nondisclosure agreement. Part 3.9(e) of the Company Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Parent.
          (f) The Company exclusively owns all right, title, and interest to and in the Company IP (other than Intellectual Property Rights or Intellectual Property exclusively licensed to the Company, as identified in Part 3.9(c) of the Company Disclosure Schedule) free and clear of any Encumbrances (other than non-exclusive licenses granted pursuant to the Contracts listed

26.

in Part 3.9(d) of the Company Disclosure Schedule). Without limiting the generality of the foregoing:
                    (1) All documents and instruments necessary to perfect the rights of the Company in the Company IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.
                    (2) Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights to the Company and confidentiality provisions protecting the Company IP. Except as provided for in an exclusive patent license agreement with the Board of Regents of the University of Texas System dated April 30, 2005, and as provided for in an exclusive patent license agreement between Thomas E. Milner and the Company dated April 30, 2005, no current or former shareholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company IP. No employee of the Company is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (b) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality.
                    (3) Except for that provided by the State of Texas and the Board of Regents of the University of Texas System, no funding, facilities, or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP.
                    (4) The Company has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce their rights in all proprietary information that the Company holds, or purports to hold, as a trade secret.
                    (5) The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person.
                    (6) The Company is not now and never was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP.
                    (7) The Company owns or otherwise has, and after the Closing the Parent will have, all Intellectual Property Rights needed to conduct its business as currently conducted and planned to be conducted.
          (g) All Company IP is subsisting and, subject to final determination by a Governmental Body, reasonably expected to be valid and enforceable. Without limiting the generality of the foregoing:
                    (1) Each U.S. patent application and U.S. patent in which the Company has or purports to have an ownership interest was filed within one year of the first

27.

printed publication, public use, or offer for sale of each invention described in the U.S. patent application or U.S. patent. Each foreign patent application and foreign patent in which the Company has or purports to have an ownership interest was filed or claims priority to a patent application filed prior to each invention described in the foreign patent application or foreign patent being first made available to the public.
                    (2) No trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used, or applied for by any other Person in the United States. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired.
                    (3) Each item of Company IP that is Registered IP is and at all times has been in compliance with all applicable Legal Requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse, or finally rejected and from which no appeal or other action may be taken. Part 3.9(g)(iii) of the Company Disclosure Schedule accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is 90 days after the Closing Date in order to maintain such item of Company IP in full force and effect.
                    (4) No interference, opposition, reissue, reexamination, or other proceeding is pending or, to the Company’s knowledge, threatened, in which the scope, validity, or enforceability of any Company IP is being, has been, or could reasonably be expected to be contested or challenged. To the Company’s knowledge, there is no valid basis for a claim that any Company IP is invalid or unenforceable.
          (h) To the Company’s knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Company IP. Part 3.9(h) of the Company Disclosure Schedule accurately identifies (and the Company has provided to the Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered in the last five years by or to the Company or any Representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.
          (i) Neither the execution, delivery, or performance of this Agreement (or any of the Related Agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the Related Agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Encumbrance on, any Company IP; (b) a breach by the Company of any license agreement listed or required to be listed in Part 3.9(c) of the Company Disclosure Schedule; (c) the release, disclosure, or delivery of any Company IP by or to any escrow agent or other Person; or (d) the

28.

grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company IP.
          (j) To the Company’s knowledge, the Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated any Intellectual Property Right of any other Person. Without limiting the generality of the foregoing:
               (i) To the Company’s knowledge, no product or service that has been or is under development or was developed, was or is the subject of a human clinical trial, or that has been or is being commercially sold by the Company has infringed, misappropriated, or otherwise violated the Intellectual Property Rights of any other Person.
               (ii) No claim of infringement or misappropriation, or similar claim or Legal Proceeding is pending or, to the Company’s knowledge, threatened against the Company or against any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Legal Proceeding. The Company has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Rights of another Person.
               (iii) Except as provided for in an exclusive patent license agreement with the Board of Regents of the University of Texas System dated April 30, 2005, and as provided for in an exclusive patent license agreement between Thomas E. Milner and the Company dated April 30, 2005, the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to any intellectual property infringement, misappropriation, or similar claim. The Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right.
          (k) No claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to the Company’s knowledge, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect (i) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company, or (ii) the manufacturing, distribution, or sale of any product or service being developed or that has been developed by the Company, that is the subject of a human clinical trial, or that is being commercially sold by the Company.
     3.10 Contracts.
          (a) Part 3.10(a) of the Company Disclosure Schedule identifies each Company Contract in effect as of the date of this Agreement, including:
               (i) each Company Contract relating to the employment of, or the performance of services by, any Person, including any employee, consultant or independent contractor;

29.

               (ii) each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Rights;
               (iii) each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to, or perform any services for, any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;
               (iv) each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;
               (v) each Company Contract relating to the acquisition, issuance or transfer of any securities;
               (vi) each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;
               (vii) each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;
               (viii) each Company Contract creating or relating to any collaboration or joint venture or any sharing of technology, revenues, profits, losses, costs or liabilities, including Company Contracts involving investments by the Company in, or loans by the Company to, any other Entity;
               (ix) each Company Contract not otherwise disclosed pursuant to another clause of this Section 3.10(a) and relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, or otherwise involving as a counterparty, any Related Party;
               (x) each Company Contract relating to indebtedness for borrowed money;
               (xi) each Company Contract related to the acquisition or disposition of material assets of the Company or other Person;
               (xii) any other Company Contract that was entered into outside the ordinary course of business or was inconsistent with the Company’s past practices;
               (xiii) any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and
               (xiv) any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of

30.

$10,000 in the aggregate, or (B) the purchase or sale of any product, or performance of services by or to the Company having a value in excess of $10,000 in the aggregate; and
               (xv) each Company Contract constituting a commitment of any Person to purchase products (including products in development) of the Company.
          (b) The Company has delivered to Parent accurate and complete copies of all written Company Contracts, including all amendments thereto. There are no Company Contracts that are not in written form. Each Company Contract is valid and in full force and effect, is enforceable by the Company in accordance with its terms, and after the Effective Time will continue to be legal, valid, binding and enforceable on identical terms. The consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or event contemplated herein) result in any payment or payments becoming due from the Company, the Surviving Corporation or Parent to any Person under any Company Contract or give any Person the right to terminate or alter the provisions of any Company Contract.
          (c) The Company has not, in any material respect, violated or breached, or committed any default under, any Company Contract, and, to the knowledge of the Company, no other Person has, in any material respect, violated or breached, or committed any default under, any Company Contract.
          (d) To the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (i) result in a material violation or material breach of any of the provisions of any Company Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Company Contract, (iii) give any Person the right to accelerate the maturity or performance of any Company Contract, or (iv) give any Person the right to cancel, terminate or modify any Company Contract.
          (e) The Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract.
          (f) The Company has not knowingly waived any of its material rights under any Company Contract.
          (g) No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Company Contract or any other material term or provision of any Company Contract.
          (h) The Company Contracts collectively constitute all of the Contracts necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and as the Company currently proposes to conduct its business.
          (i) Part 3.10(i) of the Company Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer, award, written proposal, term sheet or similar document has been submitted or received by the Company.

31.

          (j) Part 3.10(j) of the Company Disclosure Schedule provides an accurate and complete list of all Consents required under any Company Contract to consummate the Merger and the other transactions contemplated by this Agreement and the Related Agreements.
     3.11 Liabilities; Fees, Costs and Expenses.
          (a) The Company does not have any accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with GAAP, and whether due or to become due), except for: (i) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (ii) accounts payable or accrued salaries and obligations under the Company Plans that have been incurred by the Company in the ordinary course of business and consistent with the Company’s past practices; (iii) liabilities under the Company Contracts listed in Part 3.10(a) of the Company Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (iv) the liabilities identified in Part 3.11(a) of the Company Disclosure Schedule.
          (b) The total amount of all fees, costs and expenses (including any attorney’s, accountant’s (which shall not include regular audit fees), financial advisor’s or finder’s fees) incurred by or for the benefit of the Company on or prior to the Closing in connection with (a) any due diligence conducted by the Company with respect to the Merger, (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule) and all Related Agreements and opinions delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, (d) the obtaining of any Consent required to be obtained in connection with any transactions contemplated hereby, and (e) otherwise in connection with the Merger and the transactions contemplated hereby (collectively, the “Company Merger Costs”) shall not exceed $1,000,000 in the aggregate (expressly excluding from such amount the Bonus Payments).
     3.12 Compliance with Legal Requirements. The Company is, and has at all times been, in compliance, in all material respects, with all applicable Legal Requirements. Except for that received in the ordinary course of prosecuting the Registered IP before a Governmental Body, the Company has not received, at any time, any notice or other communication from any Governmental Body or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (b) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Company has delivered to Parent an accurate and complete copy of each report, study, survey or other document in the Company’s possession that addresses or otherwise relates to the non-compliance of the Company with any Legal Requirement. To the knowledge of the Company, no Governmental Body has proposed or is considering any Legal Requirement that, if adopted or otherwise put into effect, (a) could reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the Related Agreements, or (b) could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with the Merger or any of the transactions contemplated hereby.

32.

     3.13 Governmental Authorizations. Part 3.13 of the Company Disclosure Schedule identifies each Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 3.13 of the Company Disclosure Schedule. The Governmental Authorizations identified in Part 3.13 of the Company Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted and as the Company currently proposes to conduct its business. The Company is in compliance in all material respects with the terms and requirements of the respective Governmental Authorizations identified in Part 3.13 of the Company Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.
     3.14 Tax Matters.
          (a) All material Tax Returns required to be filed by or on behalf of the Company with any Governmental Body on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) are, or will be when filed, accurate and complete in all respects and prepared in compliance with all applicable Legal Requirements. All Taxes due and owing by the Company on or before the Closing Date other than those for which adequate reserves have been established on the books and records of the Company have been or will be paid on or before the Closing Date. The Company has delivered to Parent accurate and complete copies of all material Company Returns filed which have been requested by Parent in writing.
          (b) The Company Financial Statements fully accrue all actual and contingent liabilities for unpaid Taxes of the Company with respect to all periods through the dates thereof in accordance with GAAP. The Company shall establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all accrued and unpaid Taxes by the Company through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.
          (c) No Company Return relating to income Taxes has ever been examined or audited by any Governmental Body and there have been no examinations or audits of any Company Return. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Company Returns which have been requested by Parent in writing. No extension or waiver of the limitation period applicable to any of the Company Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Company.
          (d) As of the date of this Agreement, there are no Legal Proceedings pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company in respect of any Tax. There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than

33.

liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established). Except for liens that arise by operation of law, there are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable. The Company has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed or changed, prior to the Closing.
          (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code. The Company is not a party to any Contract, and the Company does not have any obligation (current or contingent), to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code. The Company has not (i) ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (ii) any liability for the Taxes of any person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, and (iii) ever been a party to any joint venture, collaboration, partnership or other agreement that could be treated as a partnership for Tax purposes. The Company is not or has never been, a party to or bound by any tax indemnity agreement, tax-sharing agreement, tax allocation agreement or similar Contract. The Company has not been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (y) in the two years prior to the date of this Agreement or (z) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
          (f) The Company has reported, withheld and paid all Taxes required to have been reported, withheld and paid in connection with any amounts paid or owing by it to any officer, employee, independent contractor, creditor, shareholder or other third party, and has timely filed all related withholding Company Returns.
          (g) The Company has never engaged in activities constituting a trade or business or permanent establishment (as defined in the applicable income tax treaty) in a foreign country.
          (h) No jurisdiction in which the Company does not file Tax Returns has ever asserted that the Company may be required to file a Tax Return in such jurisdiction. Part 3.14(h) of the Disclosure Schedule lists each jurisdiction in which either the Company is required to file any Tax Return, and the type of Tax Return required to be filed.

34.

          (i) The Company has not participated in any transaction that was or is a “listed transaction” or a “reportable transaction” within the meaning of Section 1.6011-4(b) of the Treasury Regulations.
     3.15 Employee and Labor Matters; Benefit Company Plans.
          (a) Part 3.15(a) of the Company Disclosure Schedule accurately sets forth, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence):
               (i) the name of such employee and the date as of which such employee was originally hired by the Company;
               (ii) such employee’s title;
               (iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments, incentive compensation and other payments or benefits of any type) received by such employee from the Company with respect to services performed in 2006;
               (iv) such employee’s annualized compensation as of the date of this Agreement;
               (v) each Company Plan in which such employee participates or is eligible to participate;
               (vi) any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s business; and
               (vii) such employee’s citizenship status (whether such employee is a U.S. citizen or otherwise) and, with respect to non-U.S. citizens, identifies the visa or other similar permit under which such employee is working for the Company and the dates of issuance and expiration of such visa or other permit.
          (b) Part 3.15(b) of the Company Disclosure Schedule accurately identifies each former employee of the Company who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (from the Company) relating to such former employee’s employment with the Company; and Part 3.15(b) of the Company Disclosure Schedule accurately describes such benefits.
          (c) The employment of the Company’s employees is terminable by the Company at will. The Company has delivered or made available to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company.
          (d) To the knowledge of the Company:

35.

               (i) no employee of the Company intends to terminate his employment with the Company;
               (ii) no employee of the Company has received an offer to join a business that may be competitive with the Company’s business; and
               (iii) no employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that could reasonably be expected to have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company; or (B) the Company’s business or operations.
          (e) The Company does not use the services of or employ any independent contractors.
          (f) The Company is not a party to or bound by, and the Company has never been a party to or bound by any union contract, collective bargaining agreement or similar Contract.
          (g) The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature. There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company. No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee of the Company, including, without limitation, charges of unfair labor practices or discrimination complaints. The Company has good labor relations, and no reason to believe that the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the Company’s labor relations.
          (h) There are no, and at no time have been, any independent contractors who have provided services to the Company for a period of six consecutive months or longer. The Company has never had any temporary or leased employees.
          (i) Part 3.15(i) of the Company Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, welfare arrangements, vacation, sick pay plans, payroll practice, program or agreement (collectively, the “Company Plans”) sponsored, maintained, contributed to or required to be contributed to by the Company for the benefit of any employee of the Company. The Company does not intend or has not committed to establish or enter into any new Company Plan, or to modify any Company Plan.
          (j) The Company has delivered or made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Plan, including all

36.

amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Code in connection with each Company Plan; (iii) if the Company Plan is subject to the minimum funding standards of Section 302 of ERISA, the most recent annual and periodic accounting of Company Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA with respect to each Company Plan; (v) all material written Contracts relating to each Company Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any employee of the Company relating to any Company Plan and any proposed Company Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company; (vii) all correspondence to or from any Governmental Body relating to any Company Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company pertaining to fiduciary liability insurance covering the fiduciaries for each Company Plan; (x) all discrimination tests required under the Code for each Company Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent Internal Revenue Service determination or opinion letter issued with respect to each Company Plan intended to be qualified under Section 401(a) of the Code.
          (k) The Company has performed all obligations required to be performed by it under each Company Plan and is not in default under or violation of, and the Company has no knowledge of any default under or violation by any other party of, the terms of any Company Plan. Each Company Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code. Any Company Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code or has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of that Company Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Plan. There are no claims or Legal Proceedings pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Plan or against the assets of any Company Plan. Each Company Plan (other than any Company Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company, the Surviving Corporation, or the Continuing LLC (other than ordinary administration expenses). There are no audits, inquiries or Legal Proceedings pending or, to the knowledge of the Company, threatened by any Governmental Body with respect to any Company Plan. The Company has never incurred any penalty or tax with respect to any Company Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has made all contributions and other payments required by and due under the terms of each Company Plan.

37.

          (l) The Company has never maintained, established, sponsored, participated in, or contributed to any: (i) employee benefit pension plan (as defined in Section 3(2) of ERISA) (“Pension Company Plan”) subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA. The Company has never maintained, established, sponsored, participated in or contributed to, any Pension Company Plan in which stock of the Company is or was held as a plan asset. The fair market value of the assets of each funded Foreign Company Plan, the liability of each insurer for any Foreign Company Plan funded through insurance, or the book reserve established for any Foreign Company Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Company Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Company Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.
          (m) No Company Plan provides (except at no cost to the Company), or reflects or represents any liability of the Company to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Company, the Company has never represented, promised or contracted (whether in oral or written form) to any employee of the Company (either individually or to employees of the Company as a group) or any other Person that such employee(s) or other Person would be provided with retiree life insurance, retiree health benefits or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.
          (n) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Plan, Company Contract, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employees of the Company.
          (o) The Company: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to its employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to its employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable to the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending or, to the knowledge of the Company,

38.

threatened or reasonably anticipated claims or Legal Proceedings against the Company under any worker’s compensation policy or long-term disability policy.
          (p) The Company is not required to be, and, to the knowledge of the Company, has not ever been required to be, treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Company has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. To the knowledge of the Company, the Company has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).
          (q) To the knowledge of the Company, no officer or employee of the Company is subject to any injunction, writ, judgment, decree, or order of any court or other Governmental Body that would interfere with such employee’s efforts to promote the interests of the Company, or that would interfere with the business of the Company. Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company as presently conducted or proposed to be conducted nor any activity of any employees of the Company in connection with the carrying on of the business of the Company as presently conducted or proposed to be conducted will, to the knowledge of the Company, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any employee of the Company may be bound.
          (r) Each Company Plan, program, arrangement or agreement of the Company which constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with a good faith, reasonable interpretation of Section 409A of the Code and its purpose, as determined under applicable guidance of the Department of Treasury and Internal Revenue Service, with respect to amounts deferred (within the meaning of Section 409A of the Code).
     3.16 Environmental Matters. The Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future. To the knowledge of the Company, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law. All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 3.16 of the Company Disclosure Schedule. (For purposes of this Section 3.16: (a) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human

39.

health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (b) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)
     3.17 Insurance. Part 3.17 of the Company Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 3.17 of the Company Disclosure Schedule. Each of the insurance policies identified in Part 3.17 of the Company Disclosure Schedule is in full force and effect. The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.
     3.18 Related Party Transactions. (a) No Related Party has, and no Related Party has at any time since the Company’s inception had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is, or has been, indebted to the Company; (c) since the Company’s inception, no Related Party has entered into, or has had any direct or indirect financial interest in, any Company Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Capital Stock and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 3.18 each of the following shall be deemed to be a “Related Party”: (i) each of the Company’s shareholders; (ii) each individual who is, or who has at any time been, an officer or director of the Company; (iii) each member of the immediate family of each of the individuals referred to in clause (i) and (ii) above; and (iv) any trust or other Entity (other than the Company) in which any one of the Persons referred to in clauses (i), (ii) or (iii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest.)
     3.19 Legal Proceedings; Orders.
          (a) There is no pending Legal Proceeding, and to the knowledge of the Company, no Person has threatened to commence any Legal Proceeding against the Company, or to the Company’s knowledge, against another Person: (i) that involves the Company or any of the assets owned, used or controlled by the Company or any Person whose liability the Company has retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that could reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements. To the knowledge of the Company, no event has

40.

occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.
          (b) There is no order, writ, injunction, judgment or decree to which the Company, or, to the knowledge of the Company, any of the assets owned or used by the Company, is subject. To the knowledge of the Company, none of the Company’s shareholders is subject to any order, writ, injunction, judgment or decree that relates to the Company’s business or to any assets owned or used by the Company.
     3.20 Authority; Binding Nature of Agreement.
          (a) Subject to obtaining the requisite approval of the Company’s shareholders in accordance with the TBCA, the Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement and any Related Agreement to which it is a party; and the execution, delivery and performance by the Company of this Agreement and any Related Agreement to which it is a party have been duly authorized by all necessary action on the part of the Company and its board of directors. The Company is authorized under applicable Legal Requirements and the Company Constituent Documents to obtain the Required Shareholder Approval by less than the unanimous written consent of its shareholders. The consent of (i) a majority of the voting power represented by the Company Capital Stock (on an as converted to Company Common Stock basis) outstanding as of the close of business on the date on which the Company’s board of directors approves the principal terms of this Agreement and the Merger or such other date as the Company’s board of directors sets as the record date for shareholders to approve this Agreement and the Merger (the “Board Approval Date”), (ii) holders of a majority of the Company Common Stock outstanding as of the Board Approval Date, (iii) holders of a majority of the Company Series A Stock outstanding as of the Board Approval Date, (iv) holders of at least sixty-seven percent (67%) of the Company Series B Stock outstanding as of the Board Approval Date and (v) holders of a majority of the Company Preferred Stock outstanding as of the Board Approval Date is the only consent of the shareholders of the Company needed to approve the principal terms of this Agreement and approve the Merger and the transactions contemplated hereby (the “Required Company Shareholder Approval”). The consent of (vi) a majority of the voting power represented by the Company Capital Stock (on an as converted to Company Common Stock basis) outstanding as of the Board Approval Date, (vii) holders of a majority of the Company Series A Stock outstanding as of the Board Approval Date, (viii) holders of at least sixty-seven percent (67%) of the Company Series B Stock outstanding on the Board Approval Date and (ix) holders of a majority of the Company Preferred Stock outstanding on the Board Approval Date is the only consent of the shareholders of the Company necessary to approve the Company Charter Amendment. This Agreement and each Related Agreement to which the Company is a party has been duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

41.

     3.21 Non-Contravention; Consents. Neither the Company’s (a) execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) consummation of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements to which it is a party, will directly or indirectly (with or without notice or lapse of time):
          (a) contravene, conflict with or result in a violation of any of the provisions of the Company Constituent Documents;
          (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;
          (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;
          (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or
          (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).
Except for those filings, notices or Consents disclosed in Part 3.21 of the Company Disclosure Schedule and otherwise contemplated herein, no filing by the Company with, notice by the Company to or Consent from any Person is required in connection with (y) the Company’s execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation by the Company of the Merger or any of the other transactions contemplated by this Agreement or any of the Related Agreements.
     3.22 Regulatory Compliance.
          (a) The Company is in compliance in all material respects with all Legal Requirements, and the terms of any applicable approvals, clearances, authorizations, licenses and registrations required by any Governmental Body, in each case regarding (i) the registration, license or certification for each site at which any product of the Company is manufactured, labeled, sold, or distributed and (ii) the design, development, manufacture, labeling, sale, distribution and promotion of any product of the Company in jurisdictions where the Company currently conducts such activities.

42.

          (b) The Company has not received any notice or other communication from any Governmental Body (i) contesting the clearance or approval of, the uses of or sale of any product of the Company or (ii) otherwise alleging any violation of any laws by the Company with respect to any product of the Company.
          (c) All filings with and submissions to any Governmental Body made by the Company with regard to any product of the Company, whether oral, written or electronically delivered, were true, accurate and complete in all respects as of the date made, and, have been updated to the extent required to be updated.
     3.23 Company Action. The board of directors of the Company (at a meeting duly called and held or by written consent in accordance with the Company Constituent Documents) has (a) unanimously determined that the Merger is advisable and in the best interests of the Company and its shareholders, and (b) unanimously recommended the approval of this Agreement and the Merger by the shareholders of the Company and directed that this Agreement and the Merger be submitted to the shareholders of the Company for approval.
     3.24 Anti-Takeover Provisions. Each of the board of directors of the Company and the Company have taken all action necessary or required to render inapplicable to the Merger, this Agreement or any Related Agreement and the transactions contemplated herein or therein (a) any takeover provision in the Company Constituent Documents, (b) any takeover provision in any Company Contract and (c) any applicable state anti-takeover law.
     3.25 Finder’s Fee. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company.
     3.26 Certain Payments. The Company, nor any officer, employee, agent or other Person associated with or acting for or on behalf of the Company, has at any time, directly or indirectly:
          (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature;
          (b) made any false or fictitious entry, or knowingly failed to make any entry that should have been made, in any of the books of account or other records of the Company;
          (c) made any unlawful payment to any Person; or
          (d) agreed, committed, offered or attempted to take any of the actions described in clauses “(a)” through “(c)” above.

43.

     3.27 Full Disclosure.
          (a) This Agreement (excluding the Parent Disclosure Schedule for purposes hereof) and the Company Disclosure Schedule do not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein and therein, in the light of the circumstances under which such representations, warranties and information were or are made or provided, not false or misleading.
          (b) The information supplied by the Company for inclusion in the Company Information Statement (including any Company Financial Statements) will not, as of the date of the Company Information Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.
4. Representations and Warranties of Parent and Merger Sub.
     Except as set forth on a correspondingly numbered section of the Parent Disclosure Schedule, Parent and Merger Sub represent and warrant to the Company, as of the date hereof, as follows:
     4.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each of Parent and Merger Sub has all necessary corporate power and authority to carry on its business as now being conducted.
     4.2 Non-Contravention; Consents. Neither (a) the execution, delivery or performance of this Agreement or any of the Related Agreements, nor (b) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time):
               (i) contravene, conflict with or result in a violation of any of the provisions of Parent’s or Merger Sub’s certificate of incorporation or bylaws;
               (ii) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or any of the Related Agreements or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which Parent or any Parent Subsidiary, or any of the assets owned or used by Parent or any Parent Subsidiary, is subject; or
               (iii) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Parent Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such material Parent Contract, (ii) accelerate the maturity or performance of any such material Parent Contract, or (iii) cancel, terminate or modify any such material Parent Contract.

44.

Except for filings to be made under applicable state securities laws in connection with the possible issuance of Parent Common Stock hereunder and a consent from the representatives of the underwriters of the Company’s recent follow-on offering of Parent Common Stock to the lock-up provisions of the applicable underwriting agreement in connection with Parent entering into this Agreement (which has been obtained) and those filings, notices or Consents otherwise contemplated herein, Parent is not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (y) Parent’s execution, delivery or performance of this Agreement or any of the Related Agreements, or (z) the consummation by Parent of the Merger or any of the other transactions contemplated by this Agreement.
     4.3 Authority; Binding Nature of Agreement. Parent and Merger Sub have the right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement has been duly executed and delivered by Parent and Merger Sub, and, assuming due authorization, execution and delivery by the other parties hereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.
     4.4 Parent Common Stock. All of the Parent Common Stock when issued in accordance with Section 2.1 will be duly authorized, validly issued, fully paid and nonassessable.
     4.5 SEC Documents. Since January 1, 2006, Parent has timely filed all required reports, schedules, forms, statements and other documents (including exhibits as either filed or deemed filed by incorporation by reference and any other information incorporated by reference) required to be filed by it with the Securities and Exchange Commission (the “SEC”). As of their respective filing dates, Parent’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006 and each statement or report filed by Parent with the SEC on or after the date of filing by Parent of such Annual Report on Form 10-K pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (collectively, the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act and the published rules and regulations of the SEC, and none of the SEC Documents contained (at the time they were filed or if amended or superseded by a filing then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected or amended by a subsequently filed SEC Document.
     4.6 Absence of Changes. Except as set forth in Section 4.6 of the Parent Disclosure Schedule, if any, since the date of the filing with the SEC of the Company’s last Quarterly Report on Form 10-Q, and except as otherwise disclosed in a periodic filing on Form 8-K since such date, there has not been any event, violation, circumstance or other matter that has had, or could reasonably be expected to result in, Parent Material Adverse Effect.
     4.7 Information Statement. The information supplied by Parent for inclusion in the Company Information Statement (including any Parent Financial Statements) will not, as of the

45.

date of the Company Information Statement or as of the date such information is prepared or presented, (i) contain any statement that is inaccurate or misleading with respect to any material facts, or (ii) omit to state any material fact necessary in order to make such information, in the light of the circumstances under which such information will be provided, not false or misleading.
5. Certain Covenants of the Company and Parent.
     5.1 Access and Investigation. During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company shall, and shall cause its Representatives to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s facilities (as may be mutually agreed by the Company and the Parent), Representatives, personnel, technology, operations and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.
     5.2 Operation of the Company’s Business.
          (a) During the Pre-Closing Period, except as expressly contemplated by this Agreement, the Company shall: (i) ensure that the Company conducts its business and operations (A) in the ordinary course and in accordance with past practices, and (B) in compliance with all applicable Legal Requirements and in compliance with the requirements of all Company Contracts in all material respects; (ii) use its commercially reasonable efforts to ensure that the Company preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company; (iii) keep in full force and effect (with the same scope and limits of coverage) all insurance policies identified in Part 3.17 of the Company Disclosure Schedule; and (iv) to the extent requested by Parent, cause its officers to report regularly to Parent concerning the status of the Company’s business. Notwithstanding any provision herein to the contrary, the parties agree that during the Pre-Closing Period, the Company may, in its discretion, make payments in satisfaction of all or a portion of the Company Indebtedness including, without limitation, outstanding debt under the Chase Line and the JPMorgan Note or the Company Merger Costs.
          (b) During the Pre-Closing Period, except as expressly contemplated by this Agreement, the Company shall not (without the prior written consent of Parent):
               (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees pursuant to the terms of existing restricted stock purchase agreements);

46.

               (ii) other than the issuance of Company Capital Stock upon the exercise of Company Warrants and Company Options and the issuance of Company Capital Stock in connection with an amendment of the Company’s exclusive patent license agreement with the Board of Regents of the University of Texas System, sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security;
               (iii) amend or waive any of its rights under, or accelerate, or permit the acceleration of, or vesting under, any provision of any restricted stock purchase agreement, or otherwise modify any of the terms of any restricted stock purchase agreement, or amend or modify the terms of any Company Option;
               (iv) amend or permit the adoption of any amendment to the Company Constituent Documents, or effect, become a party to or authorize any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;
               (v) recognize any labor union or enter into any collective bargaining agreement;
               (vi) adopt a plan of complete or partial liquidation or dissolution or resolutions providing for or authorizing such a liquidation or a dissolution;
               (vii) form any Company Subsidiary or acquire any equity interest or other interest in any other Entity;
               (viii) make any capital expenditure outside the ordinary course of business or make any single capital expenditure in excess of $25,000; provided, however, that the maximum amount of all capital expenditures made on behalf of the Company during the Pre-Closing Period shall not exceed $50,000 in the aggregate;
               (ix) enter into or become bound by, or permit any of the assets owned or used by the Company to become bound by, any Company Contract (other than any amendment of the Company’s patent license agreement with the Board of Regents of the University of Texas System or any amendment to the Company patent license with Thomas E. Milner, each on terms reasonably satisfactory to Parent) that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value, or the performance of services having a value, in excess of $5,000 for any individual Company Contract or $10,000 in the aggregate for all Company Contracts under this clause (ix), or amend or terminate, or waive or exercise any material right or remedy under, any Company Contract;
               (x) acquire, lease or license any right or other asset from any other Person (except in each case for assets acquired, leased or licensed by the Company in the ordinary course of business and not having a value in excess of $5,000 individually, or $10,000 in the aggregate and other than any amendment of the Company’s patent license agreement with the Board of Regents of the University of Texas System or any amendment to the Company patent license with Thomas E. Milner, each on terms reasonably satisfactory to Parent) or sell or

47.

otherwise dispose of, or lease or license, any right or other asset to any other Person, or waive or relinquish any material right;
               (xi) lend money to any Person (except that the Company may make routine travel advances to employees in the ordinary course of business), or incur or guarantee any indebtedness other than indebtedness under the Chase Line and the JPMorgan Note;
               (xii) establish, adopt or amend any Company Plan or collective bargaining agreement, pay any bonus or make any profit-sharing, cash incentive or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors or officers;
               (xiii) dismiss any employee or hire any new employee having an annual salary in excess of $35,000;
               (xiv) change any of its methods of accounting or accounting practices in any respect other than in the ordinary course of business and except as required by GAAP;
               (xv) make any material Tax election or except as required by applicable law file any Company Return;
               (xvi) commence or settle any Legal Proceeding;
               (xvii) enter into any material transaction or take any other material action outside the ordinary course of business and inconsistent with past practices;
               (xviii) enter into any transaction with any Related Party; or
               (xix) authorize, agree, commit or enter into any Contract to take any of the actions described in clauses “(i)” through “(xviii)” of this Section 5.2(b).
     5.3 Notification.
          (a) During the Pre-Closing Period, each party shall promptly notify the other party in writing of:
               (i) the discovery by such party of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes, or with the passage of time, could cause or constitute, an inaccuracy in or breach of any representation or warranty made by such party in this Agreement;
               (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach in any material respect of any representation or warranty made by such party in this Agreement (without giving double effect to any materiality qualification) if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

48.

               (iii) any breach in any material respect of any covenant or obligation of such party; and
               (iv) any event, condition, fact or circumstance known to such party that is likely to make the timely satisfaction of any condition set forth in Section 7 or Section 8 impossible or unlikely.
     5.4 No Negotiation.
          (a) The Company acknowledges and agrees that, during the Pre-Closing Period, the Company will not, and will not permit any of the Company’s Representatives to, directly or indirectly:
               (i) solicit, initiate, encourage or facilitate the initiation or submission of any expression of interest, inquiry, proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction;
               (ii) participate in any discussions or negotiations or enter into any agreement with, or provide any information to, any Person (other than Parent) relating to or in connection with a possible Acquisition Transaction; or
               (iii) entertain, consider or accept any proposal or offer from any Person (other than Parent) relating to a possible Acquisition Transaction.
          (b) The Company shall, and shall cause each of its Representatives to, immediately discontinue any ongoing discussions or negotiations (other than any ongoing discussions with Parent) relating to a possible Acquisition Transaction, and shall promptly inform Parent of (i) any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or by any of the Company’s Representatives from any person or entity (other than Parent) and (ii) the identity of such person or entity.
     5.5 Shareholder Approval.
          (a) As soon as practical after the date hereof, the Company shall take all action necessary under the Company Constituent Documents and all applicable Legal Requirements to submit this Agreement, the Merger and the Company Charter Amendment to the shareholders of the Company for approval either at a meeting of the Company Shareholders or via written shareholder consent. The Company will prepare and distribute to the Company shareholders in connection with the solicitation of the Required Company Shareholder Approval an information statement in compliance with all applicable Legal Requirements and the Company Constituent Documents (the “Company Information Statement”) on the date of execution of this Agreement. The Company Information Statement shall include appropriate disclosure regarding Parent and the Parent Common Stock. Each of Parent and the Company agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party, or its counsel, may be required or appropriate for inclusion in the Company Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the

49.

other’s counsel and auditors in the preparation of the Company Information Statement. The Company will promptly advise Parent, and Parent will promptly advise the Company, in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Company Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirements. The Company shall (i) solicit from shareholders of the Company in compliance with applicable Legal Requirements and the Company Constituent Documents consents to approve this Agreement, the Merger and the Company Charter Amendment and (ii) use its commercially reasonable efforts to obtain the Required Company Shareholder Approval and the requisite approval of the Company Charter Amendment by the Company Shareholders as soon as reasonably possible following the execution of this Agreement.
          (b) The board of directors of the Company unanimously recommended that the Company’s shareholders vote to approve this Agreement, the Merger and the Company Charter Amendment (the “Recommendation”). The Company Information Statement shall include the Recommendation. Neither the board of directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the Recommendation. For purposes of this Agreement, the Recommendation shall be deemed to have been modified in a manner adverse to Parent if such Recommendation shall no longer be unanimous.
          (c) If applicable, the Company shall promptly submit for approval by the Company’s shareholders by the requisite vote (and in a manner satisfactory to Parent) any payments or benefits that Parent reasonably determines may constitute a “parachute payment” pursuant to Section 280G of the Code, such that all such payments and benefits shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code or shall be exempt from such treatment under such Section 280G, and deliver to Parent evidence satisfactory to Parent that a vote of the Company’s shareholders was received in conformance with Section 280G of the Code and the regulations thereunder, or that such requisite shareholder approval has not been obtained with respect to any payment or benefit that may be deemed to constitute a “parachute payment” within the meaning of Section 280G of the Code and as a consequence, that such “parachute payment” shall not be made or provided.
     5.6 Audit and Preparation of Company Financial Statements.
          (a) Within 75 days following the Closing Date, Parent shall provide written notice to the Shareholders’ Representatives as to whether or not Parent, in its sole discretion, has elected to audit the Company’s balance sheet as of December 31, 2007, or as of any other date on or before the Closing Date that Parent determines in its sole discretion to be required to comply with SEC filing requirements, and/or the related income statement, statements of shareholders’ equity or statements of cash flow of the Company for the year, or period, then ended. In the event that Parent does elect to perform such an audit, Parent shall use its commercially reasonable effects to complete such audit in a reasonable time period, subject to Parent’s receipt on a timely basis of any assistance it reasonably requests in connection with performing such audit from the Key Employees as well as the Company’s independent accountants and outside counsel that worked with the Company prior to the Closing Date.

50.

          (b) The Company shall, solely at its own cost and expense, at the written request of Parent made anytime prior to the Closing Date, reasonably cooperate with Parent in the preparation of financial statements (including a balance sheet with accompanying detail support and the related income statement, statements of shareholders’ equity and statements of cash flow, in each case, to the extent requested by Parent) for the Company for the periods requested by Parent and reasonably satisfactory to Parent, prepared in accordance with GAAP. Such financial statements shall present fairly in all material respects the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations and consolidated cash flows of the Company for the periods covered thereby, as applicable.
6. Additional Covenants of the Parties.
     6.1 Filings and Consents; Additional Agreements. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement. The Company shall (upon request) promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period. Parent shall promptly deliver to the Company a copy of each such filing made, each such notice given and each such Consent obtained by Parent during the Pre-Closing Period. In addition, Parent and the Company shall use commercially reasonable efforts (y) to cause the conditions set forth in Section 7, in the case of the Company, and in Section 8, in the case of Parent, to be satisfied as soon as practicable prior to the Termination Date and (z) to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement and each Related Agreement as soon as practicable prior to the Termination Date. Parent shall cause Merger Sub to comply in all material respects with Merger Sub’s covenants and obligations set forth herein. Parent shall also use commercially reasonable efforts to maintain its existing listing on Nasdaq and promptly following the issuance by Parent of any Parent Common Stock as Milestone Merger Consideration shall file with Nasdaq a Notification Form for Listing of Additional Shares with respect to the shares of Parent Common Stock issued as Milestone Merger Consideration.
     6.2 Regulatory Approvals. Parent and the Company shall use commercially reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and each Related Agreement, and to submit promptly any additional information requested by any such Governmental Body.
     6.3 Public Announcements. During the Pre-Closing Period, (a) the Company shall not (and the Company shall not permit any Representative of the Company to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent, and (b) the Parent shall not (and the Parent shall not permit any Representative of the Parent to)

51.

issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without the Company’s prior written consent, provided, however, that nothing herein shall be deemed to prohibit Parent from making any public disclosure Parent deems necessary or appropriate under applicable Legal Requirements, provided Parent, if it in the exercise of reasonable diligence has sufficient time to do so, has provided the Company a copy of any proposed public disclosure. The parties recognize that The State of Texas, which holds a Company Warrant, is a securityholder of the Company and that the Company will provide the Company Information Statement to The State of Texas. The parties further recognize that The State of Texas is subject to the Texas Public Information Act (a/k/a the Texas Open Records Act) and that pursuant to such Act, The State of Texas may be required to disclose the Company Information Statement. The parties agree that any disclosure by The State of Texas pursuant to such Act of the contents of the Company Information Statement (or disclosure by any Person pursuant to whom The State of Texas discloses such contents pursuant to such Act) will not be deemed to be a breach of this Section 6.3.
     6.4 Closing Agreements. The Company shall use its commercially reasonable efforts to cause each of the Key Shareholders of the Company and each of the Company’s officers and directors (other than those that are Key Shareholders) to execute and deliver to Parent a General Release (including a related spousal consent) in the form of Exhibit H.
     6.5 FIRPTA Matters. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 — 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 — 2(h)(2) of the United States Treasury Regulations.
     6.6 Termination of Company Plans. At the Closing, the Company shall terminate, or cause to be terminated, each of its Company Plans (other than the CardioSpectra, Inc. 401(k) Profit Sharing and Trust which shall remain in effect until merged with Parent’s 401(k) plan and the participants in which shall become participants in Parent’s 401(k) plan as of January 1, 2008) and shall use its commercially reasonable efforts to ensure that no employee or former employee of the Company has any rights under any of the Company Plans and that any liabilities of the Company under any of the Company Plans (including any such liabilities relating to services performed prior to the Closing) are fully extinguished at no cost to the Company, Parent or any Parent Subsidiary. For a period of three (3) months after the Closing, Parent will supplement Paul Castella’s payment of insurance premiums for health, dental, and/or vision insurance for himself (and any family members who were duly enrolled in the Company’s group health insurance policy(ies) prior to the Closing) up to a maximum amount of one-hundred percent of the premiums charged to the Company for such insurance prior to the Closing.
     6.7 Employee Matters.
          (a) Subject to the final sentence of Section 6.7(b), at the Effective Time, Parent shall continue to provide all persons who were, immediately prior to the Effective Time, employees of the Company (“Company Employees”) with “at will” employment at substantially the same level of responsibility and at substantially the same level of salary and other benefits as

52.

such Company Employees have immediately prior to the Closing, provided that each Company Employee executes and delivers to Parent a Proprietary Information and Inventions Agreement, in the standard form of Parent (“Continuing Employees”).
          (b) Subject to any eligibility requirements, Parent shall enroll all Continuing Employees in the Parent plans, programs, policies, practices, contracts, agreements or other arrangements providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA (the “Parent Employee Plans”), to the extent applicable, which are provided to similarly situated employees of Parent based on levels of responsibility. Nothing in this Section 6.7 is intended to prevent Parent from terminating any Parent Employee Plan or Company Plan. The Continuing Employees shall receive credit for purposes of eligibility to participate and vesting under Parent Employee Plans (other than any parent equity-based awards) for years of service with the Company prior to the Effective Time. Parent will cause any and all pre-existing condition limitations, eligibility waiting periods and evidence of insurability requirements under any group health plans (but not any supplemental disability, life or other insurance plans in which individuals who choose to participate must qualify to be eligible to participate on an individual basis) of Parent in which such Continuing Employee and their eligible dependents will participate to be waived, unless such conditions were not covered under the comparable plans of the Company in which such Continuing Employee participated immediately prior to the Closing Date and will, upon receipt of proof from the Continuing Employee, provide credit for any coinsurance and deductibles prior to the Effective Time but in the plan year which includes the Effective Time for purposes of satisfying any applicable deductible, out-of-pocket or similar requirements under any such plans that may apply for such plan year after the Effective Time. The parties hereto acknowledge and agree that all provisions contained in this Section 6.7 with respect to Continuing Employees are included for the sole benefit of the respective parties hereto and shall not create any right in any other Person, including, without limitation, any Continuing Employees, former Continuing Employees, any participant in any Company Plan or Parent Employee Plan or any beneficiary thereof.
          (c) As promptly as practicable after the Closing and subject to approval by Parent’s board of directors, Parent shall grant appropriate Continuing Employees an option to acquire Parent Common Stock in an amount determined per Parent’s current salary and option grid.
7. Conditions Precedent to Obligations of Parent and Merger Sub.
     The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by Parent, at or prior to the Closing, of each of the following conditions:
     7.1 Accuracy of Representations. Each of the representations and warranties made by the Company in this Agreement in connection with the transactions contemplated by this

53.

Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving double effect to any materiality qualifications).
     7.2 Performance of Covenants. All of the covenants and obligations that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     7.3 Shareholder Approval. This Agreement and the Merger shall have been duly approved by the Required Company Shareholder Approval, and the Company Charter Amendment shall have been duly approved by the requisite shareholder vote. The number of shares of Company Capital Stock that approve this Agreement and the Merger shall constitute no less than 95% of the Company Capital Stock outstanding immediately prior to the Closing.
     7.4 Consents. All material Consents required to be obtained by the Company in connection with the Merger and the other transactions contemplated by this Agreement (including the Consents identified in Part 3.21 of the Company Disclosure Schedule) from any Person or Governmental Body shall have been obtained, shall be in full force and effect and all relevant statutory, regulatory or other governmental waiting periods, if any, whether domestic, foreign or supranational shall have expired.
     7.5 Agreements and Documents. Parent shall have received the following agreements and documents, each of which shall be in full force and effect:
               (i) the Escrow Agreement in the form of Exhibit G, executed by the Escrow Agent and the Shareholders’ Representative;
               (ii) a General Release (including a related spousal consent) in the form of Exhibit H executed by each of the Key Shareholders and each of the Company’s officers and directors (other than those that are Key Shareholders);
               (iii) a Proprietary Rights Agreement in the form of Exhibit I, executed by each Continuing Employee;
               (iv) a offer letter or consulting agreement in the standard form of Parent executed by each Key Employee set forth on Exhibit B;
               (v) written resignations of all officers and directors of the Company, effective as of the Effective Time;
               (vi) a certificate signed on behalf of the Company by the President and the Chief Financial Officer of the Company representing and warranting that the conditions set forth in Section 7.1, Section 7.2, and, with respect to the Company, Section 7.4 have been duly satisfied (the “Company Compliance Certificate”); provided that the certification by the Company’s officers set forth in such Company Compliance Certificate shall be qualified by and subject to any notifications made pursuant to Section 5.3;

54.

               (vii) a legal opinion of Cox Smith Matthews Incorporated in the form of Exhibit J;
               (viii) a certificate signed by the Chief Financial Officer of the Company certifying the accuracy in all respects of the Merger Consideration Spreadsheet;
               (ix) a Noncompetition Agreement in the form of Exhibit C, executed by each Key Employee set forth on Exhibit B;
               (x) a certificate, dated as of the Closing Date, signed by the Secretary of the Company (i) attaching true and correct copies of the articles of incorporation and bylaws, and any amendments thereto, of the Company, (ii) certifying that attached thereto are true and correct copies of actions by written consent or resolutions duly approved by the board of directors and shareholders of the Company which authorize and approve the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, including the Merger, and the Company Charter Amendment (iv) certifying that there are no proceedings for the dissolution or liquidation of the Company, and (v) certifying the incumbency, signature and authority of the officers of the Company authorized to execute, deliver and perform this Agreement and all Related Agreements executed or to be executed by the Company;
               (xi) Parent’s reasonable satisfaction with the terms and conditions of the Warrant Cancellation Agreement;
               (xii) evidence reasonably satisfactory to Parent of the termination of the First Amended and Restated Voting Agreement dated August 29, 2006, by and among the Company and certain of the Company Shareholders;
               (xiii) amendments to the Company’s exclusive patent license agreements with the Board of Regents of the University of Texas System and Thomas Milner, reasonably satisfactory to Parent;
               (xiv) evidence reasonably satisfactory to Parent of the termination of the Company’s Texas Emerging Technology Fund Grant Agreement and all obligations on the part of the Company thereunder in connection with the exercise or termination of the Company Warrant held by the State of Texas;
               (xv) Parent’s reasonable satisfaction with the arrangements providing for the pay-off and termination, including the release of any related security interests, of the Chase Line and the JPMorgan Note on or prior to Closing; and
               (xvi) the inventor(s) named in each of the patent applications identified in Part 3.9 of the Company Disclosure Schedule shall have executed assignments with regard to the related Intellectual Property Rights reasonably acceptable to Parent and such executed assignments shall have been submitted for recording with the appropriate Governmental Body.

55.

     7.6 No Material Adverse Effect. There shall not have occurred any event, fact or circumstance which could reasonably be expected to result in a Material Adverse Effect on the Company.
     7.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     7.8 No Other Litigation. There shall not be pending any Legal Proceeding by any Governmental Body (a) which could reasonably be expected to have a Material Adverse Effect on the Company; (b) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (c) relating to the Merger and seeking to obtain from Parent or any Parent Subsidiary, or the Company, any damages or other relief that may be material to Parent; (d) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company; or (e) which, if unfavorably adjudicated, would materially and adversely affect the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company.
     7.9 Employee Matters. The employees identified on Schedule 7.9 shall have provided reasonable assurance that they will continue employment (or enter into a consulting arrangement) with the Surviving Corporation or Parent, shall be available to commence work (or consulting) after the Closing and shall not have made any indication to Parent, the Company or any of their Representatives that such individual has a present intent to terminate the individual’s employment, consulting or contractual relationship, as applicable.
     7.10 FIRPTA Compliance. Parent shall have received the statement referred to in Section 6.5(a) and the Company shall have filed with the Internal Revenue Service the notification referred to in Section 6.5(b).
     7.11 Termination of Company Plans. The Company shall have terminated each of the Company Plans (other than the CardioSpectra, Inc. 401(k) Profit Sharing Plan and Trust which shall remain in effect until merged with Parent’s 401(k) plan and the participants in which shall become participants in Parent’s 401(k) plan as of January 1, 2008) on terms reasonably satisfactory to Parent, shall have provided evidence reasonably satisfactory to Parent to ensure that no employee or former employee of the Company has any right under any such Company Plans and that all liabilities of the Company under any such Company Plans (including any liabilities relating to services performed prior to the Closing) are fully extinguished at no cost, and with no liability, to the Company, Parent or any Parent Subsidiary.
     7.12 Termination of All Company Options, Company Warrants and Other Company Capital Stock Purchase Rights. The Company shall have terminated all Company Options, Company Warrants and any other rights to acquire Company Capital Stock outstanding immediately prior to the Effective Time to ensure that all Company Options, Company Warrants and any other rights to acquire Company Capital Stock no longer represent the right to purchase or otherwise acquire any Company Capital Stock, any other equity security or any other

56.

consideration of the Company, the Merger Sub, Parent, Surviving Corporation or any other Person.
     7.13 280G Shareholder Approval.
          (a) Each Person who might receive any payments and/or benefits referred to in Section 5.5(c) hereof shall have executed and delivered to the Company a 280G Waiver in the form of Exhibit K, and such 280G Waiver shall be in full force and effect immediately prior to the Effective Time.
          (b) With respect to any payments and/or benefits that Parent reasonably determines may constitute “parachute payments” under Section 280G of the Code with respect to any employees of the Company, the shareholders of the Company shall have (i) approved, pursuant to the method provided for in the regulations promulgated under Section 280G of the Code, any such “parachute payments” or (ii) shall have voted upon and disapproved such parachute payments.
     7.14 Company Indebtedness Schedule. Parent and the Company shall have approved the Company Indebtedness Schedule.
     7.15 Accredited Investor Forms. Parent shall have received validly completed, signed and submitted Accredited Investor Forms of the holders of at least seventy-five percent (75%) of the shares of the Company Capital Stock outstanding immediately prior to the Effective Time (including shares of Company Capital Stock issuable upon exercise of Company Options and Company Warrants).
8. Conditions Precedent to Obligations of the Company.
     The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement and the Related Agreements are subject to the satisfaction or written waiver by the Company, at or prior to the Closing, of the following conditions:
     8.1 Accuracy of Representations. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all material respects as of the date of this Agreement (without giving double effect to any materiality qualifications), and shall be accurate in all material respects as of the Closing Date as if made on the Closing Date (without giving double effect to any materiality qualifications).
     8.2 Performance of Covenants. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
     8.3 Documents. The Company shall have received (a) a certificate signed on behalf of Parent by an executive officer of Parent representing and warranting that the conditions set forth in Section 8.1 and Section 8.2, and with respect to Parent and Merger Sub, Section 8.5 have been duly satisfied, provided however, that the certification by Parent’s executive officer set forth in such certificate shall be qualified by and subject to any notifications made pursuant to

57.

Section 5.3, and (b) the Escrow Agreement in the form of Exhibit G, executed by the Escrow Agent and Parent.
     8.4 Shareholder Approval. This Agreement shall have been duly approved by the Required Company Shareholder Approval.
     8.5 Consents. All material Consents required to be obtained by the Parent and the Merger Sub in connection with the Merger and the other transactions contemplated by this Agreement from any Person or Governmental Body shall have been obtained, shall be in full force and effect and all relevant statutory, regulatory or other governmental waiting periods, if any, whether domestic, foreign or supranational shall have expired.
     8.6 Company Indebtedness Schedule. The Company and the Parent shall have approved the Company Indebtedness Schedule.
     8.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     8.8 No Other Litigation. There shall not be pending any Legal Proceeding by any Governmental Body (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; or (b) which, if unfavorably adjudicated, would materially and adversely affect the right of Parent or the Surviving Corporation to own the assets or operate the business of the Company, Parent or any of its Subsidiaries.
     8.9 Filing of Company Charter Amendment. The Company Charter Amendment shall has been filed with and accepted by the Secretary of State of the State of Texas.
9. Termination.
     9.1 Termination Events. This Agreement may be terminated prior to the Closing:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company, if any Order by any Governmental Body of competent jurisdiction preventing or prohibiting consummation of the Merger shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) must have used all reasonable efforts to remove any such Order;
          (c) by Parent if, within ten business days of the date of execution of this Agreement the Required Company Shareholder Approval shall not have been obtained;
          (d) by Parent if any of the Company’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on

58.

such subsequent date), or if any of the Company’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that Parent may not terminate this Agreement under this Section 9.1(d) on account of an inaccuracy in the Company’s representations and warranties or on account of a breach of a covenant by the Company if such inaccuracy or breach is curable by the Company unless the Company fails to cure such inaccuracy or breach within 5 days after receiving written notice from Parent of such inaccuracy or breach;
          (e) by the Company if any of Parent’s or Merger Sub’s representations and warranties contained in this Agreement shall have been materially inaccurate as of the date of this Agreement or shall have become materially inaccurate as of any subsequent date (as if made on such subsequent date), or if any of Parent’s or Merger Sub’s covenants contained in this Agreement shall have been breached in any material respect; provided, however, that the Company may not terminate this Agreement under this Section 9.1(e) on account of an inaccuracy in Parent’s or Merger Sub’s representations and warranties or on account of a breach of a covenant by Parent or Merger Sub if such inaccuracy or breach is curable unless Parent or Merger Sub fails to cure such inaccuracy or breach within 5 days after receiving written notice from the Company of such inaccuracy or breach; or
          (f) by Parent or the Company if the Closing has not taken place on or before January 31, 2008 (the “Termination Date”) (other than as a result of any failure on the part of the party attempting to terminate this Agreement (or, if Parent is attempting to terminate this Agreement, any failure on the part of Merger Sub) to comply with or perform any of its covenant or obligation set forth in this Agreement).
     9.2 Termination Procedures. If either party wishes to terminate this Agreement pursuant to Section 9.1, it shall deliver to the other party a written notice stating that it is terminating this Agreement and setting forth a brief description of the basis on which it is terminating this Agreement.
     9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any inaccuracy or prior breach by such party of any representation, warranty, covenant or other provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 13; and (c) no party hereto shall be liable to the other for any consequential or punitive damages.
10. Indemnification, Etc.
     10.1 Survival of Representations, Etc.
          (a) The representations and warranties made by the Company in this Agreement (including the Company Disclosure Schedule), the Company Compliance Certificate or in the certificates provided pursuant to Section 7.5(viii) or 7.5(x) shall survive the Closing and expire at the termination of the Escrow Claim Period; provided, however, that (A) if, at any time prior to the end of the Escrow Claim Period, any Parent Indemnitee delivers to the Shareholders’

59.

Representative a written notice alleging the existence of an inaccuracy in or a breach of any of the representations and warranties made by the Company for which the Escrow Claim Period has not expired (and setting forth in reasonable detail the basis for such Parent Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 10.2 based on such alleged inaccuracy or breach, then the representation or warranty underlying the claim asserted in such notice shall survive the end of the Escrow Claim Period until such time as such claim is fully and finally resolved and for the sole purpose of remaining in effect in order to permit such claim to be fully and finally resolved; and (B) the representations and warranties in Section 3.3 (Capitalization) and Section 3.14 (Tax Matters) shall survive indefinitely. All representations and warranties made by Parent and Merger Sub shall survive the Closing and expire at the termination of the Escrow Claim Period; provided however, that the representations and warranties in Section 4.4 shall survive indefinitely. All of the covenants, agreements and obligations of the parties contained in this Agreement or any other document, certificate, schedule or instrument delivered or executed in connection herewith shall survive (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until the expiration of the relevant statute of limitations.
          (b) The representations, warranties, covenants and obligations of the Company, and the rights and remedies that may be exercised by the Parent Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Parent Indemnitees or any of their Representatives. The parties recognize and agree that the representations and warranties also operate as bargained for promises and risk allocation devices and that, accordingly, any party’s knowledge, and the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification or payment of Damages pursuant to this Section 10, or other remedy based on such representations, warranties, covenants, and obligations.
          (c) For purposes of this Section 10, each statement or other item of information set forth in the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be a representation and warranty or a qualification to a representation or warranty, as the case may be, made by the Company or Parent in this Agreement.
     10.2 Indemnification by Company.
          (a) From and after the Closing Date (but subject to Section 10.1(a) and the limitations set forth in Section 10.3 below), each Parent Indemnitee shall be held harmless and shall be indemnified from and against, and shall be compensated, reimbursed and paid for, any Damages which are directly or indirectly suffered or incurred by any Parent Indemnitee or to which any Parent Indemnitee may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach or (in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any representation or warranty of the Company set forth in this Agreement, in the Company Compliance Certificate, or in the certificates provided pursuant to Section 7.5(viii) or 7.5(x)

60.

(without giving effect, in each case other than the Company Compliance Certificate, to any information provided by the Company pursuant to Section 5.3); (ii) any breach or (in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any covenant or obligation of the Company set forth in this Agreement (including the covenants set forth in Sections 5 and 6) to be performed on or prior to Closing (without giving effect, in each case, to any information provided by the Company pursuant to Section 5.3); (iii) any Excess Indebtedness that was not considered in the calculation of the Closing Consideration; and (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clauses (i) or (ii) or relating to clause (iii) above (including any Legal Proceeding commenced by any Parent Indemnitee for the purpose of enforcing any of its rights under this Section 10 if a Parent Indemnitee is the prevailing party therein).
          (b) In the event the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach or (in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as a Parent Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.
          (c) In the event any Parent Indemnitee shall suffer any Damages for which such Parent Indemnitee is entitled to indemnification under this Section 10, such Parent Indemnitee shall be entitled to recover such Damages by, first, obtaining the amount of Escrow Funds equal in value to the aggregate amount of such Damages, and, second, once no Escrow Funds remain in the Escrow Fund, by setting off the amount of such Damages (or the remaining amount of such Damages, after giving effect to any amounts obtained for such Damages from the Escrow Fund) against the Milestone Merger Consideration remaining to be paid in accordance with Section 10.7, with such recovery to be made from the Escrow Funds (or set off against the Milestone Merger Consideration) on a basis proportional to the Escrow Funds contributed under the Escrow Agreement by or on behalf of each Company Shareholder and Terminating Warrantholder. A Parent Indemnitee’s rights to indemnification under Section 10 with respect to the Company Shareholders and Terminating Warrantholders shall be limited to recovery against the Escrow Fund and the Milestone Merger Consideration, in each case to the extent not yet delivered to the Company Shareholders or Terminating Warrantholders; provided, however, that nothing in this Agreement shall restrict or limit the ability of any Parent Indemnitee to bring suit for Damages against any Company Shareholder or Terminating Warrantholder for any claim of actual fraud or intentional and willful misrepresentation by such Company Shareholder or Terminating Warrantholder.
     10.3 Threshold/Limitations.
          (a) Subject to Section 10.3(b), the Parent Indemnitees shall not be entitled to any indemnification payment pursuant to Section 10.2(a)(i) (and under Section 10.2(a)(iv) with respect to a Legal Proceeding relating to a claim under Section 10.2(a)(i)), until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnitees, or to which any one or more of the Parent Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate (the “Deductible”). If the

61.

total amount of such Damages exceeds the Deductible, then the Parent Indemnitees, shall be entitled to be indemnified against and compensated and reimbursed for only the amount of such Damages that exceed the Deductible.
          (b) The limitations that are set forth in Section 10.3(a) shall not apply: (i) in the case of fraud or intentional and willful misrepresentation; or (ii) to any inaccuracies in any of the amounts set forth in the Merger Consideration Spreadsheet.
          (c) Subject to Section 10.3(d), in the event the Shareholders’ Representatives on behalf of the Company Shareholders or any of the Company Shareholders or their Affiliates, Representatives or successors and assigns directly or indirectly suffers or incurs or otherwise becomes subject to Damages arising from or as a result of, or directly or indirectly connected with, any inaccuracy in or breach or (in the case of a third-party claim that, if determined in favor of the applicable third party, would result in a breach) alleged breach of any representation or warranty of Parent set forth in this Agreement, or the certificate delivered by Parent pursuant to Section 8.3(a) (without giving effect, in each case other than the certificate of Parent delivered pursuant to Section 8.3, to any information provided by Parent pursuant to Section 5.3), or with respect to any Legal Proceeding relating thereto, Parent shall not be required to reimburse or otherwise pay any of such Persons for any of such Damages until such time as the total amount of all such Damages exceeds, in the aggregate, the Deductible. If the total amount of such Damages exceeds the Deductible, then, to the extent Parent is found liable, Parent shall reimburse or otherwise pay for only the amount of such Damages that exceed the Deductible.
          (d) The limitations set forth in Section 10.3(c) shall not apply in the case of fraud or intentional and willful misrepresentation.
     10.4 No Contribution. The Company Shareholders shall not have and shall not exercise or assert (or attempt to exercise or assert) any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Company Shareholders may become subject under or in connection with this Agreement or the Escrow Agreement.
     10.5 Defense of Third Party Claims.
          (a) In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against Parent or against any other Person) with either respect to which any of the Parent Indemnitees may be entitled to indemnification pursuant to this Section 10, Parent shall promptly give the Shareholders’ Representatives and the Escrow Agent written notice (a “Claim Notice”) of such claim (a “Claim”) or Legal Proceeding. If the contents and delivery of a Claim Notice satisfy the content and delivery requirements of an Indemnification Demand pursuant to Section 10.6, then such Claim Notice shall also be deemed to be an Indemnification Demand. The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the third party making such Claim (to the extent then in the possession of Parent) and shall describe in reasonable detail (to the extent known by Parent) the facts constituting the basis for such Claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of Parent in delivering a Claim Notice shall relieve the Escrow Fund or the Milestone Merger Consideration or the

62.

Company Shareholders or Terminating Warrantholders from any indemnification liability hereunder except to the extent such failure materially prejudices the defense of such Claim or Legal Proceeding.
          (b) Within 30 days of delivery of the Claim Notice, the Shareholders’ Representatives may elect (by written notice delivered to Parent) to take all necessary steps properly to contest any Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement; provided, however, the Shareholders’ Representatives shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Parent Indemnitee) if (i) the Claim relates to or arises in connection with any criminal or quasi criminal Legal Proceeding; (ii) the Parent Indemnitee reasonably believes an adverse determination with respect to the Proceeding or other claim giving rise to such Claim would be materially detrimental to or materially injure the Parent Indemnitee’s reputation or future business prospects; (iii) the Claim seeks an injunction or equitable relief against the Parent Indemnitee; or (iv) the Parent Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between either Shareholders’ Representative and the Parent Indemnitee. If the Shareholders’ Representatives make the foregoing election and are entitled to assume control of such defense, the Shareholders’ Representatives shall be entitled to recover all reasonable expenses relating to the defense of such Claim or Legal Proceeding by obtaining the amount of Escrow Funds equal in value to the aggregate amount of such expenses and Parent shall instruct the Escrow Agent to deliver such funds from the Escrow Fund to the Shareholders’ Representatives. Such recovery shall be made from the Escrow Funds on a basis proportional to the Escrow Funds contributed under the Escrow Agreement by or on behalf of each Company Shareholder and Terminating Warrantholder. Parent Indemnitee will have the right to participate at its own expense in all proceedings. If the Shareholders’ Representatives do not make such election within such period or fail to diligently contest such Claim or Legal Proceeding after such election, or the Parent Indemnitee is entitled to and does assume the defense of such Claim or Legal Proceeding as set forth above, then the Parent Indemnitee shall be free to handle the prosecution or defense of any such Claim or Legal Proceeding, and will take all necessary steps to contest the Claim or Legal Proceeding involving third parties or to prosecute such Claim or Legal Proceeding to conclusion or settlement, and will notify the Shareholders’ Representatives of the progress of any such Claim or Legal Proceeding, will permit the Shareholders’ Representatives, at the sole cost of the Shareholders’ Representatives, to participate in such prosecution or defense and will provide the Shareholders’ Representatives with reasonable access to all relevant information and documentation relating to the Claim or Legal Proceeding and the prosecution or defense thereof. If Parent proceeds with the defense of any such Claim or Legal Proceeding as the Parent Indemnitee in these circumstances, all Parent’s reasonable expenses relating to the defense of such Claim or Legal Proceeding shall be recovered by obtaining an amount of Escrow Funds equal in value to the aggregate amount of such expenses and the Shareholders’ Representatives shall instruct the Escrow Agent to deliver such funds from the Escrow Fund to Parent. Such recovery shall be made from the Escrow Funds on a basis proportional to the Escrow Funds contributed under the Escrow Agreement by or on behalf of each Company Shareholder and Terminating Warrantholder. In the event that the Escrow Funds remaining in the Escrow Fund are insufficient to permit recovery by Parent of all such expenses, Parent shall be entitled to set off the amount of such deficiency against the Milestone Merger Consideration in accordance with Section 10.7, with any such set-off to be allocated among the Company Shareholders and Terminating Warrantholders on a basis

63.

proportional to the Escrow Funds contributed under the Escrow Agreement by or on behalf of each Company Shareholder and Terminating Warrantholder.
          (c) Neither party will compromise or settle any such Claim or Legal Proceeding without the written consent of either Parent (if the Shareholders’ Representatives defend the Claim or Legal Proceeding) or either Shareholders’ Representative (if Parent or other Parent Indemnitees defend the Claim or Legal Proceeding), such consent not to be unreasonably withheld. In any case, the party not in control of the Claim or Legal Proceeding will cooperate with the other party in the conduct of the prosecution or defense of such Claim or Legal Proceeding. In the event Parent delivers a Claim Notice in connection with a claim for indemnification with respect to third party claims for which the procedures set forth in Section 10.5(a), (b) and (c) have been followed, Parent shall comply with the procedures set forth in Section 10.6(a), (b), (c) and (d) hereof and in the Escrow Agreement. Any such procedures shall be in addition to and not in lieu of the indemnification procedures set forth in Section 10.5(a), (b) and (c).
     10.6 Indemnification Claims.
          (a) In order for any Parent Indemnitee to seek indemnification under this Section 10, Parent shall deliver, in good faith, a written demand (an “Indemnification Demand”) to the Shareholders’ Representatives and the Escrow Agent which contains (i) a description and the amount (the “Asserted Damages Amount”) of any Damages incurred or reasonably expected to be incurred by the Parent Indemnitee, (ii) a statement that the Parent Indemnitee is entitled to indemnification under this Section 10 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
          (b) Within 20 days after delivery of an Indemnification Demand to the Shareholders’ Representatives, the Shareholders’ Representatives shall deliver to Parent a written response (the “Response”) in which the Shareholders’ Representatives shall: (i) agree that the Parent Indemnitee is entitled to receive all of the Asserted Damages Amount, and the Shareholders’ Representatives and Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the full Asserted Damages Amount to the extent of the remaining Escrow Funds to Parent; (ii) agree that the Parent Indemnitee is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the “Agreed Portion”), and the Shareholders’ Representatives and Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the Agreed Portion to the extent of the remaining Escrow Funds to Parent; or (iii) dispute that the Parent Indemnitee is entitled to receive any of the Asserted Damages Amount.
          (c) In the event that the Shareholders’ Representatives shall (i) dispute that the Parent Indemnitee is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Parent Indemnitee is entitled to only the Agreed Portion of the Asserted Damages Amount, the Shareholders’ Representatives and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that

64.

comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Shareholders’ Representatives and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties and shall be furnished to the Escrow Agent. If no such agreement can be reached after good faith negotiation within sixty days after delivery of a Response, either Parent or the Shareholders’ Representatives may demand arbitration of any matter set forth in the applicable Indemnification Demand.
          (d) If no agreement is reached, the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Shareholders’ Representatives. In the event that, within 30 days after submission of any dispute to arbitration, Parent and the Shareholders’ Representatives cannot mutually agree on one arbitrator, then the parties shall arrange for the American Arbitration Association to designate a single arbitrator in accordance with the rules of the American Arbitration Association. Any such arbitration shall be held in Santa Clara County, California, under the rules and procedures then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing Parent and the Shareholders’ Representatives an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any indemnification claim in such Indemnification Demand shall be subject to the limitations set forth in this Agreement (including that the arbitrator shall have no authority to award, other than in the case of actual fraud or intentional and willful misrepresentation, consequential, special, punitive or statutory multiples of damages, except to the extent payable to a third party, and the arbitrator’s determination of damages shall otherwise comply with the definition of Damages in this Agreement) and final, binding and conclusive upon the parties. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. All payments required by the arbitrator shall be made within 30 days after the decision of the arbitrator is rendered. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.
     10.7 Setoff Rights. Parent may withhold and set off against any amounts due the Company Shareholders and Terminating Warrantholders with respect to the Milestone Merger Consideration, any amount as to which any Parent Indemnitee is entitled to indemnification pursuant to Section 10.2, subject to the limitations in Section 10.3. Parent and the Shareholders’ Representatives shall follow the procedures set forth in Sections 10.5 and 10.6 for handling indemnification claims (both based on third-party suits and directly) between the parties in the event Parent seeks to set off any amounts against Milestone Merger Consideration under this Section 10.7, subject to appropriate adjustment to reflect that neither the Escrow Agent nor the Escrow Fund will be involved in the resolution of such indemnification claims. Any claim by a Parent Indemnitee hereunder must be satisfied first from the Escrow Fund in accordance with the

65.

procedures set forth in Section 10 and thereafter as a set-off against any amounts of the Milestone Merger Consideration due the Company Shareholders and Terminating Warrantholders. If it is subsequently determined by the final judgment of a court of competent jurisdiction, an arbitrator or by mutual written agreement among Parent and the Shareholders Representatives’ that a Parent Indemnitee was not entitled to indemnification for any amount withheld by Parent pursuant to this Section 10.7, with respect to any such amount wrongfully withheld by Parent, simple interest shall accrue on such obligation and be payable therewith from the due date of such payment to the day preceding the date of payment at the annual rate equal to ten percent (10%).
     10.8 Exercise of Remedies by Parent Indemnitees Other Than Parent. No Parent Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.
     10.9 Exclusive Remedy. From and after the Closing Date and except as expressly provided in Section 13.11, the parties hereto acknowledge and agree that the indemnification provisions of this Section 10 shall be the sole and exclusive remedy of the Parent Indemnitees with respect to any and all claims that a Parent Indemnitee may have against the Company Shareholders and the Terminating Warrantholders, or any of them, based upon, arising out of, or otherwise in respect of this Agreement (whether such claims arise at law or in equity, in contract or tort, or arising under or based upon any federal, state, local or foreign statute, law, rule, regulation or otherwise), except (i) with respect to claims against a Company Shareholder or Terminating Warrantholder for actual fraud or intentional and willful misrepresentation and (ii) if such Company Shareholder or Terminating Warrantholder is party to a Related Agreement with the Parent or the Surviving Corporation, claims against such Company Shareholder or Terminating Warrantholder arising out of such Related Agreement. Subject to the previous sentence, the parties hereto acknowledge and agree that, from and after the Closing Date, no Company Shareholder shall have any liability of any nature to Parent or the Surviving Corporation with respect to the breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement or any other matter relating to the Merger or the other transactions contemplated by this Agreement (except to the extent that any such Company Shareholder is party to a Related Agreement with the Parent or the Surviving Corporation, and then to the extent of the liabilities arising from such Related Agreement).
     10.10 No Implied Representations. The parties acknowledge and agree that (a) except as expressly provided in Sections 3 and 4 or in any other Related Agreement, no party hereto, and none of the Representatives of any party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise, and (b) they did not rely on any representations or warranties other than those expressly provided in Sections 3 and 4 or in any other Related Agreement in connection with determining to enter into this Agreement.

66.

11. Registration rights.
     11.1 Registration Rights.
          (a) Within sixty (60) days after the first date on which Parent issues any shares of Parent Common Stock as payment for any Milestone Merger Consideration, Parent shall file (the date of such filing, the “Filing Date”) with the SEC a registration statement on any appropriate form under the Securities Act (including any amendment, supplement or new registration statement contemplated herein, the “Registration Statement”) with respect to the offering and sale or other disposition of the number of shares of Parent Common Stock that may be issued upon the achievement of the applicable Milestone and a good faith estimate of the number of shares of Parent Common Stock that may be issued upon the achievement of each Milestone remaining to be attained thereafter. Parent agrees to use commercially reasonable efforts to cause the Registration Statement and each registration statement filed pursuant to the next sentence to become effective as soon as practicable after the Filing Date or date specified in the next sentence, as applicable (it being acknowledged and agreed among the parties that satisfaction of Parent’s obligations pursuant to this sentence shall not require Parent to accelerate its planned timing for filing of any Form 10-K or proxy for its annual shareholders’ meeting or require Parent to include in any 10-K information that it would otherwise incorporate by reference in such 10-K from the proxy for its annual shareholders’ meeting). If the actual number of shares issued in respect of the Milestone Merger Consideration exceeds the number of shares registered under the Registration Statement, Parent shall use its commercially reasonable efforts to file, within sixty (60) days after Parent has notice that the shares to be issued in respect of the Milestone Merger Consideration exceeds the number of shares registered under the Registration Statement, an amendment to the Registration Statement or file a new registration statement on any appropriate form under the Securities Act covering the resale to the public by the Company Shareholders and Terminating Warrantholders of all such excess shares. The Company Shareholders and Terminating Warrantholders agree to cooperate with and provide assistance to Parent, as Parent may reasonably request, in connection with any registration and sale of the shares of Parent Common Stock. Parent shall pay the expenses incurred by it in complying with its obligations under this Section 11, including, without limitation, all preparation, registration, filing fees, costs and expenses, all exchange listing fees, all fees, costs and expenses of counsel for Parent, accountant for Parent and other advisors or Persons retained by Parent in connection with the filing.
          (b) Parent agrees that it will (i) prepare and file with the SEC, any amendments or supplements to the Registration Statement or prospectus which may be necessary to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the offer of the shares of Parent Common Stock covered by the Registration Statement until the sale of the shares registered thereby or until all such shares may be continuously sold by each selling shareholder named therein within a ninety (90) day period under Rule 144; (ii) prepare and promptly file with the SEC and promptly notify the holders of registered shares of the filing of such amendment or supplement to the Registration Statement or prospectus as may be necessary to correct any statement therein or omission therefrom if, at any time when a prospectus relating to the shares of Parent Common Stock is required to be delivered under the Securities Act, any event with respect to Parent shall have occurred as a result of which any prospectus would include an untrue statement of material fact or omit to state

67.

any material fact necessary to make the statements therein not misleading; (iii) in case the holders of registered shares are required to deliver a prospectus, prepare promptly such amendment or amendments to the Registration Statement and such prospectus or prospectuses as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Securities Act; and (iv) advise the holders of registered shares promptly after Parent shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of the Registration Statement or amendment thereto or of the initiation or threatening of any proceedings for that purpose.
          (c) The holders of registered shares agree that, upon receipt of any notice from Parent of the happening of any event of the kind described in paragraph (b)(ii) of this Section 11.1 (a “Blackout Notice”), they will forthwith discontinue the disposition of the shares of Parent Common Stock until they have received copies of the supplemented or amended prospectus contemplated by paragraph (b)(ii), or until such holders are advised in writing by Parent that the use of the prospectus may be resumed, and have received copies of any additional or supplemental filings that are incorporated by reference in the prospectus, and, if so directed by Parent, such holders will deliver to Parent all copies then in such holders’ possession of the prospectus covering the shares of Parent Common Stock current at the time of receipt of such notice.
          (d) Each of the holders of registered shares shall furnish information to Parent concerning their holdings of securities of Parent and the proposed method of sale or other disposition of the shares of Parent Common Stock and such other information and undertakings as shall be required in connection with the preparation and filing of the Registration Statement and any amendments thereto covering all or part of the shares of Parent Common Stock in order to assist Parent in complying with the Securities Act and the Exchange Act, and it shall be a condition precedent of Parent’s obligations under this Section 11.1 that each holder of Parent Common Stock included in the Registration Statement furnish to Parent such information. Each such holder shall further agree to enter into such undertakings and take such other action relating to the conduct of the proposed offering which Parent may reasonably request as being necessary to assist Parent in complying with the federal and state securities laws and the rules or other requirements of the National Association of Securities Dealers, Inc. (“NASD”) or otherwise to effectuate the offering.
12. Indemnification And Insurance.
          (a) Subject to the limitations set forth below, from and after the Closing Date and for a period of six years thereafter, Parent shall indemnify and hold harmless, to the fullest extent permitted under the TBCA, the individuals who on or prior to the Closing Date were directors or officers of the Company and who are listed on Exhibit L (collectively, the “Corporate Indemnitees”) with respect to all acts or omissions by them in their capacities as such or taken at the request of the Company at any time prior to the Closing Date to the extent required or permitted under the indemnification provisions included in the current Company Constituent Documents.
          (b) On or prior to the expiration of the Company’s current Directors’ and Officers’ Legal Liability Policy with Ace Westchester Fire Insurance Company, Parent will

68.

purchase a six-year tail endorsement for that policy from Ace Insurance with terms and coverage amounts no less favorable than the insurance coverage currently in effect.
          (c) The provisions of this Section 12 are intended to be for the benefit of, and shall be enforceable by, each Corporate Indemnitee and his or her heirs. The parties acknowledge and agree that the Corporate Indemnitees to whom this Section 12 applies shall be third party beneficiaries of this Section 12.
13. Miscellaneous Provisions.
     13.1 Shareholders’ Representatives. The shareholders of the Company, by approving this Agreement and the transactions contemplated hereby, and the Terminating Warrantholders, by executing the Warrant Cancellation Agreement, hereby irrevocably appoint Christopher E. Banas and Paul Castella as Shareholders’ Representatives, including to act as their agents and attorneys-in-fact for purposes of Section 2.9 and Section 10 and the Escrow Agreement, and consent to the taking by the Shareholders’ Representatives of any and all actions and the making of any decisions required or permitted to be taken by either of them under this Agreement and the Escrow Agreement (including the exercise of the power to authorize delivery to Parent of the Escrow Funds in satisfaction of claims by Parent or otherwise, agree to, negotiate, enter into settlements and compromises of and demand arbitration, and comply with orders of courts and awards of arbitrators with respect to such claims or otherwise, resolve any claims made pursuant to Section 2.9 and Section 10 and the Escrow Agreement, and to take all actions necessary in the judgment of the Shareholders’ Representatives for the accomplishment of the foregoing). By their execution of the Escrow Agreement, each of Christopher E. Banas and Paul Castella hereby accepts his appointment as a Shareholders’ Representative for purposes of Section 2.9 and Section 10 and the Escrow Agreement. Parent shall be entitled to deal exclusively with the Shareholders’ Representatives on all matters relating to Section 2.9 and Section 10 and the Escrow Agreement, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Company Shareholder or Terminating Warrantholder by either Shareholders’ Representative (with the consent of the other Shareholders’ Representative), and on any other action taken or purported to be taken on behalf of any Company Shareholder or Terminating Warrantholder by either Shareholders’ Representative (with the consent of the other Shareholders’ Representative), as fully binding upon such Company Shareholder or Terminating Warrantholder. The rights and obligations of the Shareholders’ Representatives shall be as set forth in the Escrow Agreement. If either Shareholders’ Representative shall die, become disabled, resign or otherwise be unable to fulfill his responsibilities as agent of the Company Shareholders and the Terminating Warrantholders, then the Company Shareholders and the Terminating Warrantholders who hold a majority of the voting Company Capital Stock immediately prior to the Merger (assuming, for this purpose, that all Terminated Warrant Shares attributable to the Terminating Warrantholders were outstanding at such time) (the “Requisite Former Company Shareholders”) are authorized and shall, within 10 days after such death or disability, appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become a “Shareholders’ Representative” for purposes of Section 2.9, Section 10, this Section 13.1 and the Escrow Agreement. If for any reason there are no Shareholders’ Representatives at any time, all references herein to the

69.

Shareholders’ Representatives shall be deemed to refer to the Requisite Former Company Shareholders.
     Each Shareholders’ Representative shall have no liability to any Company Shareholder or Terminating Warrantholder with respect to the execution of his duties and responsibilities, except with respect to gross negligence or willful misconduct. Furthermore, the Company Shareholders and the Terminating Warrantholders shall indemnify and hold harmless the Shareholders’ Representatives for any Damages (including Damages arising out of the negligence of the Shareholders’ Representative) arising out of the acceptance or administration of their duties hereunder and reasonable fees and expenses incurred in the fulfillment of their duties and responsibilities. The Company Shareholders and the Terminating Warrantholders shall, jointly and severally, indemnify the Shareholders’ Representatives and hold them harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Shareholders’ Representatives and arising out of or in connection with the acceptance or administration of their duties hereunder. Any indemnification obligations owed to the Shareholders’ Representatives by the Company Shareholders and the Terminating Warrantholders under this Section 13 shall be paid (a) at the end of the Escrow Claim Period or thereafter out of Escrow Funds that would otherwise be released to the Company Shareholders and Terminating Warrantholders at such time pursuant to Section 2.9 and the Escrow Agreement or (b) out of Milestone Merger Consideration otherwise payable to the Company Shareholders and Terminating Warrantholders, after giving effect to Section 10.7, at the times such Milestone Merger Consideration is payable under this Agreement, in each case with such amounts to be determined on a pro rata basis for each Company Shareholder and Terminating Warrantholder based on the Escrow Funds contributed under the Escrow Agreement by or on behalf of each Company Shareholder and Terminating Warrantholder.
          (a) A Company Shareholder, by his, her or its approval of this Agreement and approval of the Merger, and a Terminating Warrantholder, by his, her or its execution of the Warrant Cancellation Agreement agrees, in addition to the foregoing, that:
               (i) Parent shall be entitled to rely conclusively on the instructions and decisions given or made by, or believed in good faith by Parent to be given or made by, the Shareholders’ Representatives as to the settlement of any claims for indemnification by Parent or the Surviving Corporation pursuant to Section 10 hereof, or any other actions required or permitted to be taken by the Shareholders’ Representatives hereunder, and no party shall have any cause of action against Parent for any action taken by Parent in reliance upon any such instructions or decisions;
               (ii) all actions, decisions and instructions of the Shareholders’ Representatives shall be conclusive and binding upon all of the shareholders of the Company and the Terminating Warrantholders and no Company Shareholder or Terminating Warrantholder shall have any cause of action against either Shareholders’ Representative for any action taken, decision made or instruction given by such Shareholders’ Representative under this Agreement, except for actual fraud or willful and intentional breach of this Agreement by such Shareholders’ Representative;

70.

               (iii) the provisions of this Section 13.1 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Company Shareholder or Terminating Warrantholder may have in connection with the transactions contemplated by this Agreement; and
               (iv) remedies available at law for any breach of the provisions of this Section 13.1 are inadequate; therefore, Parent and the Surviving Corporation shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if Parent or the Surviving Corporation or any of them brings an action to enforce the provisions of this Section 13.1.
The provisions of this Section 13.1 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Company Shareholder and Terminating Warrantholder.
Except as otherwise set forth herein, all actions of the Shareholders’ Representatives authorized hereunder shall require the consent or approval of both Shareholders’ Representatives; provided, however, if there is only one Shareholders’ Representative (and a replacement Shareholders’ Representative has not been appointed to fill the vacant position), then the remaining Shareholders’ Representative shall have the sole authority to take all actions authorized hereunder.
     13.2 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
     13.3 Fees and Expenses. Subject to the terms of this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger. Notwithstanding the foregoing, at Closing, Parent shall pay, on behalf of the Company, the Bonus Payments, the Closing Company Merger Costs and amounts outstanding under the JPMorgan Note.
     13.4 Attorneys’ Fees. If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the

71.

prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
     13.5 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):
if to Parent:
Volcano Corporation
2870 Kilgore Road
Rancho Cordova, CA 95670
Attn: John Dahldorf, CFO
Fax: (916) 638-7976
with copy to (which copy shall not constitute notice):
Cooley Godward Kronish llp
4401 Eastgate Mall
San Diego, CA 92121
Attn: Matthew T. Browne, Esq.
Fax: (858) 550-6420
if to the Company prior to the Closing or to the Shareholders’ Representative:
Company:
CardioSpectra, Inc.
3463 Magic Drive, Suite 360
San Antonio, TX 7822
Attn: Christopher E. Banas
Shareholders’ Representatives
Christopher E. Banas
75 Rounds Road, Box 8588
Breckenridge, Colorado 80424
Paul Castella
15611 Cloud Top
San Antonio, Texas 78248

72.

with copies to (which copy shall not constitute notice):
Akin Gump Strauss Hauer & Feld, LLP
300 Convent Street, Suite 1500
San Antonio, TX 78205
Attn: Cecil Schenker
Fax: 210-224-2035
Cox Smith Matthews Incorporated
112 E. Pecan Street, Suite 1800
San Antonio, Texas 78205
Attn: John Bray
Fax: (210) 226-8395
     13.6 Time of the Essence. Time is of the essence of this Agreement.
     13.7 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
     13.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     13.9 Governing Law; Jurisdiction and Venue.
          (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).
          (b) Subject to Sections 10.6(d), any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement shall be brought or otherwise commenced exclusively in any state or federal court located in Santa Clara County, California. Subject to Section 10.6(d), the Company and Parent each:
               (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Santa Clara County, California (and each appellate court located in the State of California), in connection with any legal proceeding;
               (ii) agrees that service of any process, summons, notice or document by U.S. mail addressed to it at the address set forth in Section 13.5 shall constitute effective service of such process, summons, notice or document for purposes of any such legal proceeding;
               (iii) agrees that each state and federal court located in Santa Clara County, California, shall be deemed to be a convenient forum; and

73.

               (iv) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Santa Clara County, California, any claim by either the Company or Parent that it is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.
     13.10 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns (if any). Prior to the Effective Time, the Company, Merger Sub and Parent shall not assign this Agreement or any rights or obligations hereunder (by operation of law or otherwise) to any Person, it being understood that nothing in this Section 13.10 shall prohibit Parent or any Parent Subsidiary from consummating any merger, acquisition or similar transaction with any Person. Subject to the terms of this Agreement (including the requirements of Section 2.5 in connection with a Change of Control or Carve-Out Transaction), after the Effective Time, Parent, Merger Sub and the Company may freely assign any or all of its rights under this Agreement (including its rights under Section 10), and, subject to Section 2.5, freely delegate and assign any or all of its obligations under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.
     13.11 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.
     13.12 Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     13.13 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.
     13.14 Severability. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and

74.

the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
     13.15 Parties in Interest. Except for the provisions of Section 2.1, Section 10 and Section 12, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and, with respect to their right to receive the Merger Consideration following the Effective Time subject to the terms and conditions of this Agreement and the representations and warranties made herein, the Company Shareholders, and their respective successors and assigns (if any).
     13.16 Entire Agreement. This Agreement and the Related Agreements set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Mutual Non-Disclosure Agreement, dated August 6, 2007 by and between Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the date on which such Confidentiality Agreement is terminated in accordance with its terms.
     13.17 Construction.
          (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
          (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
          (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
          (d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

75.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

Volcano Corporation, a Delaware corporation
By:	/s/ R. Scott Huennekens

Corazon Acquisition, Inc., a Texas corporation
By:	/s/ Vincent Burgess

CardioSpectra, Inc., a Texas corporation
By:	/s/ Christopher E. Banas

Christopher E. Banas, as Shareholders’ Representative
By:	/s/ Christopher E. Banas

Paul Castella, as Shareholders’ Representative
By:	/s/ Paul Castella

[Signature Page To Merger Agreement]

EXHIBITS

Exhibit A	-	Certain Definitions

Exhibit B	-	List of Key Employees*

Exhibit C	-	Form of Non-Competition Agreement*

Exhibit D	-	List of Key Shareholders*

Exhibit E	-	Form of Voting Agreement*

Exhibit F	-	Form of Accredited Investor Form*

Exhibit G	-	Form of Escrow Agreement*

Exhibit H	-	Form of General Release*

Exhibit I	-	Form of Proprietary Rights Agreement*

Exhibit J	-	Form of Legal Opinion*

Exhibit K	-	Form of 280G Waiver*

Exhibit L	-	List of Directors and Officers*

Exhibit 1.4(a)	-	Surviving Corporation Articles of Incorporation*

Schedule 7.9	—	Certain Employees*

*	Omitted. Per Regulation S-K, Item 601(b)(2), the Registrant hereby agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Commission upon request.

Exhibit A
CERTAIN DEFINITIONS
For purposes of the Agreement (including this Exhibit A):
     “Accredited Investor Form” has the meaning set forth in Section 2.3 of this Agreement.
     “Accredited Investors” has the meaning set forth in Section 2.3 of this Agreement.
     “Accredited Outstanding Capital Stock” has the meaning set forth in Section 2.7 of this Agreement.
     “Accrued Dividends” means, with respect to each share of Company Preferred Stock, the accrued unpaid dividends on such share as of immediately prior to the Effective Time.
     “Acquiror” has the meaning set forth in Section 2.5(d) of this Agreement.
     “Acquisition Transaction” means any transaction directly or indirectly involving:
          (a) the sale, license or disposition of all or a material portion of the business or assets of the Company or any direct or indirect subsidiary or division of the Company;
          (b) the issuance, grant or disposition of: (i) any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company; or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company or any direct or indirect subsidiary of the Company;
               (iii) any merger, consolidation, business combination, share exchange, recapitalization, reorganization or similar transaction involving the Company or any direct or indirect subsidiary of the Company; or
               (iv) any transaction that could reasonably be expected to have an adverse effect upon the Merger and the transactions contemplated by the Agreement;
     provided, however, that the following will not be deemed to be an “Acquisition Transaction”: (A) the grant of Company Options to its employees in the ordinary course of business will not be deemed to be an “Acquisition Transaction” if such grant: (1) is made pursuant to a Company Option Plan; and (2) is consistent with the Company’s past practices; (B) the issuance of Company Common Stock to its employees upon the valid exercise of Company Options; (C) the issuance of Company Common Stock to a holder of a Company Warrant outstanding on the date of this Agreement upon the valid exercise of such Company Warrant; (D) the Merger and the transactions contemplated by this Agreement; (E) the issuance of Company Common Stock to the holders of Company Preferred Stock upon the conversion thereof; (F) the issuing of Company Capital Stock pursuant to an amendment to the Company’s exclusive patent license agreement with the Board of Regents of The University of Texas System; and (G) any bridge loan obtained by the Company from its existing investors or from one or more commercial banks, including warrants issued in connection with such bridge loan, stock issued upon the exercise of such warrants and the granting of a security interest in the Company’s assets as security for such bridge loan.
     “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person.
     “Aggregate Option Proceeds” shall mean the aggregate cash proceeds received by the Company upon the exercise of Company Options and Company Warrants on or after the date of this Agreement less the amount of such proceeds used to satisfy any Company Indebtedness on or prior to the Closing Date.
     “Aggregate Terminated Warrant Exercise Price” shall mean the aggregate Terminated Warrant Exercise Price for all of the Terminated Warrants subject to the Warrant Cancellation Agreements and cancelled immediately prior to the Effective Time pursuant to Section 2.2(b).
     “Agreed Portion” has the meaning set forth in Section 10.6 of this Agreement.
     “Agreement” means the Agreement and Plan of Merger to which this Exhibit A is attached (including the Company Disclosure Schedule and the Parent Disclosure Schedule, if any), as it may be amended from time to time.
     “Applicable Public Companies” means Entities whose common stock is traded on the New York Stock Exchange, The American Stock Exchange or through Nasdaq and that have a market capitalization (calculated by multiplying the closing selling price or, if there is no closing selling price, the closing bid price by the number of shares outstanding on the trading day immediately preceding the date of public announcement of the applicable Change of Control) of $250 million or more.
     “Asserted Damages Amount” has the meaning set forth in Section 10.6 of this Agreement.
     “Blackout Notice” has the meaning set forth in Section 11.1 of this Agreement.
     “Board Approval Date” has the meaning set forth in Section 3.20 of this Agreement.
     “Bonus Payments” means the aggregate bonus payments of $1,083,734.00 (reduced to the amount provided in the subject termination and bonus agreement in the event the shareholders of the Company do not approve the “parachute payments” as contemplated in Section 7.13) to be made by Parent on behalf of the Company at the Closing to Christopher E. Banas and Paul Castella pursuant to the terms of the termination and bonus agreements between Mssrs. Banas and Castella, as applicable, and the Company.

     “Carve-Out Transaction” means any transaction (including a sale of assets, merger, sale of stock or other equity interests), other than (a) a Change of Control or (b) a licensing transaction of any nature, pursuant to which a substantial portion of the Intellectual Property Rights held by the Surviving Corporation immediately after the Effective Time and necessary for the production, development and sale of the OCT Products are sold to or acquired by, directly or indirectly, a Person other than Parent or a Subsidiary of Parent.
     “Cash Election Shares” has the meaning set forth in Section 2.3 of this Agreement.
     “Cash Percentage” has the meaning set forth in Section 2.3 of this Agreement.
     “Certificate of Merger” has the meaning set forth in Section 1.3 of this Agreement.
     “CE Mark” means a marking or similar Governmental Authorization required to export or market certain medical devices to or within the European Union pursuant to any Medical Device Directive.
     “Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Parent on a consolidated basis (other than to Parent or any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation in which Parent is not the surviving entity and in which the stockholders of Parent immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction, and (c) a reverse merger in which Parent is the surviving entity but the shares of Parent Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of Parent immediately prior to such reverse merger own less than fifty percent (50%) of Parent’s voting power immediately after the transaction.
     “Chase Line” means the Company’s business line of credit with JPMorgan Chase Bank, NA.
     “Claim Notice” has the meaning set forth in Section 10.5 of this Agreement.
     “Closing” has the meaning set forth in Section 1.3 of this Agreement.
     “Closing Company Merger Costs” means those Company Merger Costs to be paid at the Closing by Parent as set forth in the Merger Consideration Spreadsheet.
     “Closing Company Share Number” means the aggregate of (a) Company Preferred Stock (on an as converted to Company Common Stock basis) outstanding immediately prior to the Effective Time (including any Terminated Warrant Shares that are Company Preferred Stock, which shall be deemed outstanding immediately prior to the Effective Time for purposes of this definition) and (b) Company Common Stock outstanding immediately prior to the Effective Time (including any Terminated Warrant Shares that are Company Common Stock, which shall be deemed outstanding immediately prior to the Effective Time for purposes of this definition).

     “Closing Consideration” is equal to $25,000,000 plus the Aggregate Option Proceeds minus the Bonus Payments minus Excess Indebtedness minus the Closing Company Merger Costs.
     “Closing Date” has the meaning set forth in Section 1.3 of this Agreement.
     “Closing Per Share Payment” is equal to the quotient of (a) the Closing Consideration plus the Aggregate Terminated Warrant Exercise Price minus the Liquidation Preference minus the aggregate Accrued Dividends divided by (b) the Closing Company Share Number.
     “Closing Stock Price” is equal to the closing price of Parent Common Stock as reported on Nasdaq (or such other exchange, market or system on which Parent Common Stock is then listed) on the applicable date.
     “Code” has the meaning set forth in Section 2.6 of this Agreement.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
     “Combination Product” means a product combining the imaging functionality provided by the OCT Products with any Other Product(s).
     “Commercial Failure” means, with respect to any OCT System or OCT Product, a reasonable determination that a material change has occurred in market conditions for such OCT System or OCT Product that was not reasonably anticipated by Parent as of the Effective Date and that makes further development or commercialization of such OCT System or OCT Product commercially unreasonable to pursue.
     “Commercial Sale” means, with respect to any OCT Products or Combination Products, (a) the sale by Parent or its Affiliates of an OCT Product or Combination Product for end use or consumption of such product in a country, (b) the sale by Parent or its Affiliates of an OCT Product or Combination Product to a wholesaler or reseller of OCT Products or Combination Products, (c) the lease or license by Parent or its Affiliates of an OCT Product or Combination Product for end use or consumption by the applicable lessor or licensee of such product in a country, but only to the extent of recurring payments received by Parent or its Affiliates from the applicable lessee or licensee for its continued use or consumption of such products, and excluding in all events any one-time, upfront or other similar non-recurring payments involved with any exclusive lease or license of Parent’s or any of its Affiliates’ rights to the OCT Products and (d) the sale or license or sublicense of any Licensee of an OCT Product or Combination Product for end use or consumption of such product in a country (but such sales, licenses or sublicenses by Licensee shall only be deemed “Commercial Sales” to the extent of the amounts received by Parent or any of its Affiliates in the form of sales-based royalties, sales-based license fees or other sales-based payments); provided, however, that “Commercial Sale” shall not include, in any case described in clauses (a) through (d) above, any sales, leases or licenses of an OCT Product or Combination Product among Parent, its Affiliates or Licensees (except to the extent set forth in clause (d) above).
     “Company” has the meaning set forth in the introductory paragraph of this Agreement.

     “Company Capital Stock” means the shares of Company Common Stock and Company Preferred Stock.
     “Company Charter Amendment” means an amendment to the Company’s amended and restated articles of incorporation setting forth liquidation provisions that are consistent with the provisions of this Agreement that relate to valuation of the Parent Common Stock component of the Merger Consideration, if any, and the other provisions relating to distribution of the Merger Consideration that are set forth in this Agreement.
     “Company Common Stock” means the Common Stock of the Company, par value $0.001 per share.
     “Company Compliance Certificate” has the meaning set forth in Section 7.5 of this Agreement.
     “Company Constituent Documents” has the meaning set forth in Section 3.2 of this Agreement.
     “Company Contract” means any Contract, including any amendment or supplement thereto: (a) to which the Company is a party; (b) by which the Company or, to the Company’s knowledge, any of its assets is bound or under which the Company has any obligation; or (c) under which the Company has any right or interest.
     “Company Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to Parent on behalf of the Company on the date of this Agreement and initialed by the President of the Company.
     “Company Employees” has the meaning set forth in Section 6.7 of this Agreement.
     “Company Financial Statements” has the meaning set forth in Section 3.4 of this Agreement.
     “Company Indebtedness” means the Company’s indebtedness (other than the Bonus Payments and the Closing Company Merger Costs, but including indebtedness, if any, under the Chase Line and JPMorgan Note), including (a) notes payable, customer deposits and any other obligations for borrowed money, whether as the primary obligor or as a guarantor, (b) those liabilities of the Company that are required to be listed on a balance sheet of the Company prepared in accordance with GAAP, and (c) Company Merger Costs that have not been paid by or on behalf of the Company on or prior to the Closing Date.
     “Company Indebtedness Estimation” has the meaning set forth in Section 2.12(a) of this Agreement.
     “Company Indebtedness Schedule” has the meaning set forth in Section 2.12 of this Agreement.
     “Company Information Statement” has the meaning set forth in Section 5.5 of this Agreement.

     “Company IP” means all Intellectual Property Rights and Intellectual Property owned by or exclusively licensed to the Company.
     “Company IP Contract” means any Contract to which the Company is a party or by which the Company is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right or that otherwise relates to any Company IP or any Intellectual Property developed by, with, or for the Company.
     “Company Merger Costs” has the meaning set forth in Section 3.11 of this Agreement.
     “Company Plan” has the meaning set forth in Section 3.15 of this Agreement.
     “Company Options” mean options to purchase shares of Company Common Stock (whether granted by the Company pursuant to a stock option plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).
     “Company Option Plans” mean the CardioSpectra, Inc. 2005 Stock Option Plan and any other stock option plan of the Company.
     “Company Preferred Stock” means the Company Series A Stock and the Company Series B Stock.
     “Company Return” has the meaning set forth in Section 3.14 of this Agreement.
     “Company Shareholder” means a holder of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.
     “Company Series A Stock” means the Company’s Series A Preferred Stock, with a par value of $0.001 per share.
     “Company Series B Stock” means the Company’s Series B Preferred Stock, with a par value of $0.001 per share.
     “Company Stock Certificate” means a certificate evidencing ownership of Company Capital Stock.
     “Company Subsidiary” means any Subsidiary of the Company.
     “Company Warrant” means any warrant or other right (except for any Company Option) to purchase Company Capital Stock.
     “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     “Continuing Employees” has the meaning set forth in Section 6.7 of this Agreement.
     “Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

     “Corporate Indemnitees” has the meaning set forth in Section 12(a) of this Agreement.
     “Cumulative Cash Sales” mean revenues calculated in accordance with GAAP for OCT Products and Combination Products from Commercial Sales less the following amounts directly chargeable to such OCT Products and Combination Products and stated separately on the applicable bill or invoice: (a) customary trade, quantity or cash discounts and rebates actually allowed and taken; (b) amounts repaid or credited to customers on account of rejections or returns; and (c) freight and other transportation costs, including insurance charges, and duties, tariffs, sales and excise taxes and other governmental charges based directly on sales, turnover or delivery of such OCT Products or Combination Products and actually paid or allowed by Parent and its Affiliates. Notwithstanding the foregoing, with respect to a Combination Product, the Cumulative Cash Sales shall be reduced by the fair market value of the Other Product(s), which value shall be determined by Parent in good faith, based upon the then available facts and circumstances, particularly, for example, data as to the sales price of the distinct components when sold or licensed separately, or the increased sales or license price of a Combination Product over the particular Other Product.
     “Damages” include any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature; provided that, other than in the case of fraud or intentional and willful misrepresentation, Damages shall not include consequential, special, punitive or statutory multiples of damages, except to the extent payable to a third party; provided further that in calculating the amount of Damages suffered or incurred by a party for which indemnification is sought hereunder, there shall be deducted the amount of any insurance proceeds or proceeds from indemnification claims against third parties to the extent actually paid in cash to such party, net of premium increases, retro premium adjustments and collection costs.
     “Deductible” has the meaning set forth in Section 10.3 of this Agreement.
     “Design Controls” means procedures established and maintained to control the design of a medical device in order to ensure that specified design requirements are met, which elements of design control may include: design and development planning, design input, design output, design review, design verification, design validation, design transfer, design changes, and design history files.
     “Dispute Company Indebtedness Determination Date” has the meaning set forth in Section 2.12 of this Agreement.
     “Dispute Notice” has the meaning set forth in Section 2.12 of this Agreement.
     “Dissenting Shares” has the meaning set forth in Section 2.11 of this Agreement.
     “Effective Time” has the meaning set forth in Section 1.3 of this Agreement.
     “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature affecting property, real or personal, tangible or intangible, including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, any lease in the nature thereof and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statute of any jurisdiction).
     “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
     “Environmental Laws” has the meaning set forth in Section 3.16 of this Agreement.
     “ERISA” has the meaning set forth in Section 3.15 of this Agreement.
     “Escrow Agent” has the meaning set forth in Section 2.9 of this Agreement.
     “Escrow Claim Period” has the meaning set forth in Section 2.9 of this Agreement.
     “Escrow Fund” has the meaning set forth in Section 2.9 of this Agreement.
     “Escrow Funds” has the meaning set forth in Section 2.9 of this Agreement.
     “Escrow Fund Amount” means $2,500,000.
     “European Union” means the European Union, as its membership may be altered from time to time, and any successor thereto.
     “Excess Indebtedness” means any Company Indebtedness as of the Closing Date in excess of $300,000.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exchange Agent” means LaSalle Bank National Association.
     “FDA” means the United States Food and Drug Administration.
     “Filing Date” has the meaning set forth in Section 11.1 of this Agreement.
     “First Anticipated Closing Date” has the meaning set forth in Section 2.12 of this Agreement.
     “FMLA” means the Family Medical Leave Act of 1993, as amended.
     “Foreign Company Plan” means: (a) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body outside the United States; (b) any Company Plan maintained or contributed to by the Company that is not subject to U.S. federal or state law; and (c) any Company Plan that covers or has covered employees of the Company whose services are performed primarily outside of the United States.
     “GAAP” means generally accepted accounting principles in the United States.
     “Generation 1 OCT System” means an OCT System incorporating (a) an imaging and display console substantially similar to the OCT System in use today, (b) rudimentary medical grade verified and validated application software and a pull-back rotating sled (all of which are developed under Design Control and in compliance with relevant international regulatory standards and requirements including current ISO and IEC standards) and (c) a single use OCT System catheter.
     “Generation 1a OCT System” means a productized version of the Generation 1 OCT System incorporating (a) an imaging and display console substantially similar to the OCT System in use today but with the elimination of unnecessary components and circuit jumpers, (b) medical grade software with customary features (such features may include but are not limited to measurements, a 3D longitudinal view, and case archiving capabilities) and a pull-back rotating sled with integrated actuation all of which are developed under Design Control and are fully compliant with relevant international regulatory standards and requirements, including current ISO and IEC standards, and (c) a single use OCT System catheter.
     “Governmental Authorization” means any: (a) approval, permit, license, certificate, franchise, permission, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.
     “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, supranational or other government; or (c) governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).
     “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.
     “IEC” means the International Electrotechnical Commission.
     “IEC 601 Standards” mean the 601 series of standards for medical electrical equipment promulgated by the International Electrotechnical Commission.
     “Indemnification Demand” has the meaning set forth in Section 10.6 of this Agreement.
     “Intellectual Property” means all data, formulae, inventions (whether or not patentable), know-how, trade secrets, methods, processes, proprietary information, protocols, specifications, techniques, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as laboratory notebooks, samples, studies and summaries).
     “Intellectual Property Rights” means and includes all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, combinations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.
     “ISO” means International Standards Organization.
     “IVUS” means intravascular ultrasound.
     “JPMorgan Note” means the Term Promissory Note issued by the Company to JPMorgan Chase Bank, N.A., dated November 28, 2007, in the principal amount of $500,000.
     “Key Employee” has the meaning set forth in the Recitals to this Agreement.
     “Key Shareholder” has the meaning set forth in the Recitals to this Agreement.
     “knowledge” means an individual will be deemed to have “knowledge” of a particular fact or other matter if such individual has actual knowledge of such fact or other matter. When referring to the “knowledge” of an Entity, such Entity shall be deemed to have “knowledge” of such fact or other matter if any director or executive officer of the corporation (or an individual holding a similar position with another Entity), has actual knowledge of such fact or matter or would reasonably be expected to have actual knowledge of such fact or matter as a result of the performance of their duties. In the case of the Company’s knowledge, the Company shall be deemed to have “knowledge” of a fact or matter if Christopher E. Banas, Paul Castella or Nate Kemp has actual knowledge of such fact or matter or would reasonably be expected to have actual knowledge of such fact or matter as a result of the performance of his duties.
     “Lapse Date” has the meaning set forth in Section 2.12 of this Agreement.
     “Legal Proceeding” means any ongoing or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     “Legal Requirement” means any federal, state, local, municipal, foreign or international, multinational other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

     “Letter of Transmittal” has the meaning set forth in Section 2.6 of this Agreement.
     “Licensed Patents” mean any of the patents encompassed by the “Patent Rights” (as defined in each of the OCT Licenses) licensed to the Company pursuant to the OCT Licenses.
     “Licensee” means any third party (other than an Affiliate of Parent) to whom Parent or an Affiliate of Parent has granted the right, directly or indirectly, to research, develop, make and/or sell any OCT Products or Combination Products to end users or consumers, provided that Licensee shall exclude wholesalers and resellers of OCT Products.
     “Liquidation Preference” means an amount equal to the sum of $0.317 per share of Company Series A Stock outstanding at the Effective Time and $0.951 per share of Company Series B Stock outstanding at the Effective Time, which aggregate amount is currently expected to be $3,999,996.03.
     “Material Adverse Effect” An event, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Material Adverse Effect” on the Company if such event, violation, inaccuracy, circumstance or other matter (considered together with all other events, violations, inaccuracies, circumstances or other matters that constitute exceptions to the Company’s representations and warranties set forth in this Agreement or in the Company’s Compliance Certificate or that would constitute exceptions to the Company’s representations and warranties set forth in this Agreement or in the Company’s Compliance Certificate but for the presence of materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of the Company, provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Effect on the Company: (a) any change in the business, condition, assets, liabilities, operations, financial performance or prospects of the Company and the Company Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof, including any reaction or action by third parties to the transaction contemplated by this Agreement, (b) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which the Company competes, (c) any act or threat of terrorism, military conflict or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing, or (d) strictly for purposes of Section 7, any adverse change in or effect on the business of the Company, that is cured by the Company prior to the Closing Date.
     “Materials of Environmental Concern” has the meaning set forth in Section 3.16 of this Agreement.
     “Medical Device Directive” means European Union Council Directive 93/42/EEC of June 14, 1993, concerning medical devices, as the same may be amended, supplemented, modified or replaced from time to time.

     “Merger” has the meaning set forth in the Recitals to this Agreement.
     “Merger Consideration” means (a) the Closing Consideration and (b) Milestone Merger Consideration, if any.
     “Merger Consideration Spreadsheet” has the meaning set forth in Section 2.13 of this Agreement.
     “Merger Sub” has the meaning set forth in the introductory paragraph of this Agreement.
     “MHLW” means the Japanese Ministry of Health, Labour and Welfare.
     “Milestone” has the meaning set forth in Section 2.5 of this Agreement.
     “Milestone Merger Consideration” has the meaning specified in Section 2.5 of this Agreement.
     “Milestone Merger Consideration Determination” has the meaning set forth in Section 2.3 of this Agreement.
     “Milestone Notice” has the meaning set forth in Section 2.3 of this Agreement.
     “Milestone Per Share Payment” is equal to the quotient of (a) the aggregate consideration payable upon the achievement of a Milestone pursuant to Section 2.5 divided by (b) the Closing Company Share Number.
     “Milestone Stock Exchange Ratio” is equal to the quotient of (a) the Milestone Per Share Payment divided by (b) the Milestone Stock Price.
     “Milestone Stock Price” is equal to the average closing price of Parent Common Stock as reported on Nasdaq (or such other exchange, market or system on which Parent Common Stock is then listed) for the ten (10) consecutive trading days ending on the second trading day prior to the date of the applicable Milestone Notice (as appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Parent Common Stock occurring during such ten trading day period).
     “NASD” has the meaning set forth in Section 11.1 of this Agreement.
     “Non-Dispute Company Indebtedness Determination Date” has the meaning set forth in Section 2.12 of this Agreement.
     “OCT” means optical coherence tomography.
     “OCT Licenses” means the Patent License Agreement by and between the Board of Regents of the University of Texas System and the Company (fka HSC Light Inc.), dated April 30, 2005, and the Patent License Agreement by and between Thomas Edward Milner and the Company (fka HSC Light), dated April 30, 2005.

     “OCT Product” means consoles (including OCT laser light sources processors, application software, data storage devices, printers and other related components), patient interface modules and pull-back devices (also referred to as a PIM) and OCT catheters or wands used to conduct visualization, and any product or service covered by the scope of any Valid Claim contained in any Licensed Patent.
     “OCT System” means a medical device employing interferometric, optical tomographic imaging technique with micrometer-scale axial and lateral resolution.
     “Order” means any decree, permanent injunction, order or similar action.
     “Other Product” means IVUS or some other imaging modality and/or a therapeutic technology such as a balloon, stent, or atherectomy device for use in least invasive and invasive procedures.
     “Parent” has the meaning set forth in the introductory paragraph of this Agreement.
     “Parent Common Stock” means the Common Stock of Parent, par value $0.001 per share.
     “Parent Common Stock Percentage” has the meaning set forth in Section 2.3 of this Agreement.
     “Parent Contracts” mean any Contract, including any amendment or supplement thereto: (a) to which Parent or any Parent Subsidiary is a party; (b) by which Parent or any Parent Subsidiary or any of their respective assets is or may become bound or under which Parent or any Parent Subsidiary has, or may become subject to, any obligation; or (c) under which Parent or any Parent Subsidiary has or may acquire any right or interest.
     “Parent Disclosure Schedule” means the schedule (dated as of the date of this Agreement) delivered to the Company on behalf of the Parent on the date of this Agreement and initialed by the President of Parent.
     “Parent Employee Plans” has the meaning set forth in Section 6.7 of this Agreement.
     “Parent Indemnitees” mean the following Persons: (a) Parent; (b) Parent’s current and future Affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a),” “(b)” and “(c)” above.
     “Parent Material Adverse Effect.” An event, violation, inaccuracy, circumstance or other matter shall be deemed to have a “Parent Material Adverse Effect” if such event, violation, inaccuracy, circumstance or other matter would (considered together with all other events, violations, inaccuracies, circumstances or other matters that constitute exceptions to the Parent’s or Merger Sub’s representations and warranties set forth in this Agreement or in the certificate delivered by Parent pursuant to Section 8.3 hereof or that would constitute exceptions to the Parent’s or Merger Sub’s representations and warranties set forth in this Agreement or in the certificate delivered by the Parent pursuant to Section 8.3 hereof but for the presence of materiality qualifications, or any similar qualifications, in such representations and warranties) have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or prospects of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Parent Material Adverse Effect: (a) any change in the market price or trading volume of Parent Comment Stock after the date of this Agreement, (b) any change in the business, condition, assets, liabilities, operations or financial performance of Parent and the Parent Subsidiaries taken as a whole caused by, related to or resulting from, directly or indirectly, the transactions contemplated by this Agreement or the announcement thereof, (c) any failure by Parent to meet internal projections or forecasts or published revenue or earnings predictions for any period, (d) any adverse change, effect or occurrence attributable to the United States economy as a whole or the industries in which Parent competes, (e) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing or (f) any adverse change in or effect on the business of Parent and its Subsidiaries, taken as a whole, that is cured by Parent prior to the Closing Date.
     “Parent Subsidiary” means any Subsidiary of Parent.
     “Payment Fund” has the meaning set forth in Section 2.6 of this Agreement.
     “Payment Period” has the meaning set forth in Section 2.5 of this Agreement.
     “Pension Company Plan” has the meaning set forth in Section 3.15 of this Agreement.
     “Per Share Cash Contribution Amount” is equal to the quotient of the Escrow Fund Amount divided by the Closing Company Share Number.
     “Person” means any individual, Entity or Governmental Body.
     “PMDA” means the Pharmaceutical and Medical Devices Agency of the MHLW.
     “Pre-Closing Period” has the meaning set forth in Section 5.1 of this Agreement.
     “Recommendation” has the meaning set forth in Section 5.5(b) of this Agreement.
     “Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.
     “Registration Statement” has the meaning set forth in Section 11.1 of this Agreement.
     “Related Agreements” mean the Escrow Agreement, Voting Agreement, General Releases, the Non-Competition Agreements, the Proprietary Rights Agreements, the 280G Waiver and any other documents or agreements executed in connection with this Agreement or the transactions contemplated hereby.

     “Related Party” has the meaning set forth in Section 3.18 of this Agreement.
     “Representatives” include a Person’s officers, directors, employees, agents, attorneys, accountants, advisors and representatives.
     “Required Company Shareholder Approval” has the meaning set forth in Section 3.20 of this Agreement.
     “Response” has the meaning set forth in Section 10.6 of this Agreement.
     “SEC Documents” has the meaning set forth in Section 4.5 of this Agreement.
     “Section 2.5 Obligations” has the meaning set forth in Section 2.5 of this Agreement.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Series A Per Share Payment” is equal to the sum of (i) the Accrued Dividends on such share, (ii) $0.317 and (iii) the Closing Per Share Payment.
     “Series B Per Share Payment” is equal to the sum of (i) the Accrued Dividends on such share, (ii) $0.951 and the (iii) Closing Per Share Payment.
     “Shareholders’ Representative” has the meaning set forth in the introductory paragraph of this Agreement.
     “Stock Election Shares” has the meaning set forth in Section 2.3 of this Agreement.
     “Subsequent Anticipated Closing Date” has the meaning set forth in Section 2.12 of this Agreement.
     “Subsidiary” Any Entity is deemed to be a “Subsidiary” of another Person if such Person directly or indirectly (a) has the power to direct the management or policies of such Entity or (b) owns, beneficially or of record, (i) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body, or (ii) at least 50% of the outstanding equity or financial interests of such Entity.
     “Surviving Corporation” has the meaning set forth in the Recitals to this Agreement.
     “Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.
     “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
     “TBCA” has the meaning set forth in the Recitals to this Agreement.
     “TBOC” has the meaning set forth in the Recitals to this Agreement.
     “Technical Failure” means, with respect to any OCT System or OCT Product, a reasonable determination that (a) such OCT System or OCT Product presents unacceptable levels of safety risks (based upon the Company’s historical quality system), demonstrates an unacceptable level of efficacy (i.e., efficacy that is not equal to or better than Parent’s current IVUS system), or fails to achieve the primary end points in its pivotal clinical trials such that, in each case, successful development of such OCT System or OCT Product or its successful commercialization is not reasonably likely, or (b) decisions by Governmental Bodies regarding such OCT System or OCT Product have rendered FDA marketing approval for it not reasonably likely or make substantially more likely a marketing approval with significant use limitations in the approved label such that successful development of such OCT System or OCT Product or its successful commercialization is not reasonably likely.
     “Terminated Warrant Exercise Price” shall mean, with respect to each Terminated Warrant cancelled under the Warrant Cancellation Agreement, the amount such Terminating Warrantholder would have paid had such Terminating Warrantholder exercised such Company Warrant in full immediately prior to the Effective Time (i.e., the per share exercise price as set forth in the subject Company Warrant multiplied by the number of shares of Company Capital Stock being cancelled under such Warrant Cancellation Agreement).
     “Terminated Warrant Shares” shall have the meaning set forth in Section 2.3 of this Agreement.
     “Terminated Warrants” shall have the meaning set forth in Section 2.3 of this Agreement.
     “Terminating Warrantholder” shall have the meaning set forth in Section 2.3 of this Agreement.
     “Termination Date” has the meaning set forth in Section 9.1 of this Agreement.
     “Unaccredited Outstanding Capital Stock” has the meaning set forth in Section 2.7 of this Agreement.
     “Unaudited Interim Balance Sheet” has the meaning set forth in Section 3.4 of this Agreement.
     “Valid Claim” means a claim of an issued and unexpired patent included within the Licensed Patents that has not been abandoned, permanently revoked or held unenforceable or invalid by a final decision of a court of competent jurisdiction, which decision can no longer be appealed.
     “Voting Agreement” has the meaning set forth in the recitals to this Agreement.
     “Warrant Cancellation Agreement” has the meaning set forth in Section 2.3 of this Agreement.